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As filed with the Securities and Exchange Commission on September 5, 2002

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Labor Ready, Inc.
(Exact name of registrant as specified in its charter)

Washington	7360	91-1287341
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

1015 A Street, Tacoma, Washington 98402, (253) 383-9101
(Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

CT Corporation System, 520 Pike Street, Seattle, Washington 98101, (206) 622-4511
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:
Gary J. Kocher
Preston Gates & Ellis LLP
701 Fifth Avenue, Suite 5000
Seattle, Washington 98104-7078
(206) 623-7580

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

6.25% Convertible Subordinated Notes due June 15, 2007	$70,000,000	100%	$70,000,000	$6,440

Common Stock, $0.01 par value per share	9,641,870 shares(1)	n/a	n/a	n/a

(1)
This number represents the number of shares of common stock that are initially issuable upon conversion of the 6.25% Convertible Subordinated Notes due June 15, 2007 registered hereby. For purposes of estimating the number of shares of common stock to be included in the registration statement upon conversion of the notes, Labor Ready, Inc. calculated the number of shares issuable upon conversion of the notes based on a conversion rate of 137.741 shares per $1,000 principal amount of the notes. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares of Common Stock issuable upon conversion of the notes, by means of adjustment to the conversion price applicable thereto. Pursuant to Rule 457(i) under the Securities Act of 1933, there is no filing fee with respect to the shares of common stock issuable upon conversion of the exercise of the conversion privilege.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated September 4, 2002

Labor Ready, Inc.

6.25% Convertible Subordinated Notes Due June 15, 2007
and
Shares of Common Stock Issuable Upon Conversion of the Notes

        This prospectus relates to $70,000,000 in aggregate principal amount of 6.25% Convertible Subordinated Notes due June 15, 2007 of Labor Ready, Inc. and 9,641,870 shares of common stock of Labor Ready, Inc., which are initially issuable upon conversion of the notes, plus an indeterminate number of shares as may become issuable upon conversion as a result of adjustments to the conversion rate. The notes were originally issued and sold by Labor Ready, Inc. in a private placement on June 19, 2002. This prospectus will be used by selling securityholders to resell their notes and the common stock issuable upon conversion of the notes.

        We will not receive any proceeds from the sale of the notes or shares of common stock issuable upon conversion of the notes by any of the selling securityholders. Holders of the notes or the shares of our common stock issuable upon conversion of the notes may offer the notes or the common stock for sale at any time at market prices prevailing at the time of sale or at privately negotiated prices. The selling holders may sell the notes or the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions.

        Interest on the notes is payable on June 15 and December 15 of each year, commencing on December 15, 2002.

        Upon the limited circumstances described in this prospectus, including the closing price of our common stock reaching a specified threshold above the conversion premium, the notes will be convertible into 137.741 shares of our common stock per $1,000 principal amount of notes, subject to adjustment in certain circumstances. This rate results in an initial conversion price of approximately $7.26 per share.

        On or after June 20, 2005, we may at our option redeem the notes, in whole or in part, at the redemption prices described in this prospectus, plus any accrued and unpaid interest to the redemption date; provided that the closing price of our common stock has exceeded 125% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the date of mailing of the provisional redemption notice to holders. In the event of a change in control (as defined in this prospectus) of Labor Ready, Inc., each holder of notes may require us to repurchase the notes at 100% of the principal amount of the notes plus accrued and unpaid interest.

        The notes are junior to all of our existing and future senior indebtedness and will be structurally subordinated to all existing and future liabilities of our subsidiaries, including trade payables, lease commitments and money borrowed.

        Our common stock is listed on the New York Stock Exchange under the symbol "LRW". The last reported sale price on August 30, 2002 was $6.80 per share.

        The notes originally issued in the private placement are eligible for trading on the PORTAL Market of the National Association of Securities Dealers, Inc. However, notes sold pursuant to this prospectus will no longer be eligible for trading on the PORTAL Market. We do not intend to list the notes on any national securities exchange.

        Investing in the notes or our common stock involves risks. See "Risk Factors" beginning on page 5.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is            , 2002.

IMPORTANT NOTICE TO READERS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a "shelf" registration process. Under this shelf registration process, the selling securityholders may, from time to time, offer notes or shares of our common stock owned by them. Each time the selling securityholders offer notes or common stock under this prospectus, they will provide a copy of this prospectus and, if applicable, a copy of a prospectus supplement. You should read both this prospectus and, if applicable, any prospectus supplement together with the information incorporated by reference in this prospectus. See "Where You Can Find More Information" and "Incorporation by Reference" for more information.

        You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone else to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any document incorporated by reference in this prospectus is accurate only as of the date on the front cover of the applicable document or as specifically indicated in the document. Our business, financial condition, results of operations and prospects may have changed since that date.

        Unless otherwise indicated, in this prospectus, "Labor Ready," the "Company," "we," "us" and "our" refer to Labor Ready, Inc. and our subsidiaries.

TABLE OF CONTENTS

IMPORTANT NOTICE TO READERS	i
A WARNING ABOUT FORWARD-LOOKING STATEMENTS	ii
PROSPECTUS SUMMARY	1
RISK FACTORS	5
RATIO OF EARNINGS TO FIXED CHARGES	15
USE OF PROCEEDS	15
BUSINESS	16
DESCRIPTION OF NOTES	24
DESCRIPTION OF CAPITAL STOCK	43
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES	46
SELLING SECURITYHOLDERS	52
PLAN OF DISTRIBUTION	53
LEGAL MATTERS	55
CHANGE IN ACCOUNTANTS	55
INDEPENDENT PUBLIC ACCOUNTANTS	55
WHERE YOU CAN FIND MORE INFORMATION	55
INCORPORATION BY REFERENCE	56

i

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements about Labor Ready, which are subject to known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Labor Ready to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements were based on various factors and were derived utilizing numerous important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements include information concerning future financial performance, business strategy, projected plans and objectives of Labor Ready.

        Statements preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "intends," "project," "estimates," "plans," "may increase," "may fluctuate" and similar expressions or future or conditional verbs such as "will," "should," "would," "may" and "could" are generally forward-looking in nature and not historical facts. You should understand that the following important factors and assumptions could affect the future results of Labor Ready and could cause actual results to differ materially from those expressed in such forward-looking statements:

  •
  changes in the level of competition in our industry;

  •
  the availability of workers' compensation insurance on commercially reasonable terms and changes in the level of collateral commitments required to support our workers' compensation obligations;

  •
  changes in the cost of compliance with government regulations relating to employment;

  •
  enactment of legislation relating to temporary workers that could harm the demand for our services;

  •
  changes in seasonal demand for our services;

  •
  availability of capital; and

  •
  changes in the rate of economic growth in the United States and other major economies.

        Other factors and assumptions not identified above were also involved in the derivation of these forward-looking statements, and the failure of such other assumptions to be realized as well as other factors may also cause actual results to differ materially from those projected. Most of these factors are difficult to predict accurately and are generally beyond the control of Labor Ready. You should consider the areas of risk described above in connection with any forward-looking statements that may be made by Labor Ready.

        Factors which could affect our financial results are described in the sections in this prospectus entitled "Risk Factors" and in our periodic reports filed with the SEC including under the headings "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" in our Annual Report on Form 10-K, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. Except as required under federal securities laws, we are under no duty to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results or to changes in our expectations.

ii

PROSPECTUS SUMMARY

        This summary provides an overview of selected information and does not contain all the information you should consider. Before making an investment decision, you should carefully read the entire prospectus, including the section entitled "Risk Factors" and the documents incorporated by reference into this prospectus. When used in this prospectus, unless otherwise indicated, the terms "we," "our," and "us" refer to Labor Ready, Inc. and its subsidiaries.

Labor Ready, Inc.

        Labor Ready, Inc., founded in Washington in 1989, is a leading national provider of temporary workers for manual labor jobs. Our diversified customer base includes businesses in the freight handling, warehousing, hospitality, landscaping, construction, light manufacturing, retail, wholesale, sanitation and printing industries. These businesses require workers for lifting, hauling, cleaning, assembling, digging, painting and other types of manual or unskilled work.

        Since our inception in 1989, our revenues have grown to $917.0 million for the fiscal year 2001 and our number of dispatch offices has grown to 753 as of June 28, 2002. All of the growth in dispatch offices was achieved organically by opening company-owned locations rather than through mergers or acquisitions. We have dispatch offices in markets throughout the United States, Canada, the United Kingdom and Puerto Rico.

        The temporary staffing industry has grown in recent years as companies have used temporary employees to control personnel costs and to meet fluctuating personnel needs. Historically, the demand for temporary workers has been driven primarily by the need to satisfy peak production requirements and to temporarily replace full-time employees who are absent due to illness, vacation or abrupt termination. More recently, competitive pressures have forced businesses to focus on reducing costs, including converting fixed, permanent labor costs to variable or flexible costs. The use of temporary workers typically shifts employment costs and risks, such as workers' compensation and unemployment insurance and the possible adverse effects of changing employment regulations, to temporary staffing companies, which can better manage those costs and risks. In addition, through the use of temporary employees, businesses avoid the inconvenience and expense of searching for, interviewing, screening, testing and terminating regular employees.

        We believe the short-term, light industrial segment of the temporary staffing industry is highly fragmented and presents opportunities for larger, well capitalized companies to compete effectively, mainly through systems and procedures which efficiently process a high volume of transactions, coordinate multi-location activities and manage workers' compensation costs.

        The mailing address of our principal executive offices is 1015 A Street, Tacoma, Washington 98402 and our telephone number is (800) 610-8920.

Company Strategy

        Our goal is to enhance our position as one of the leading national providers of temporary manual labor. Key elements of our strategy include the following:

  •
  Improve Revenues and Profit in all Existing Offices. We intend to increase revenues and profits in each dispatch office by expanding sales to existing customers and by aggressively expanding the size and mix of our customer base. To that end, we intend to significantly develop new and existing large accounts through our National Accounts staff, which provides a single source of customer care for our large regional and national customers. Because a significant degree of our branch cost structure is fixed, we are positioned to leverage existing branch infrastructure to drive profitability upon increased demand for our services. Moreover, our experience has been that our dispatch offices generally increase their sales volumes as they mature over time. We expect that annual sales volumes in the large number of dispatch offices that we opened in the Northeast and elsewhere in 1999 and 2000 will similarly increase as these offices mature.

  •
  Grow the Number of Dispatch Offices Through Strategic, Measured Level of Expansion. Our low overhead strategy allows us to expand or retract our number of offices quickly and cost-effectively, depending on economic and labor demand conditions. We believe that we can generally open dispatch offices for less than $50,000 per office. Although recent difficulties in the U.S. economy and the temporary staffing sector have caused us to focus on improving operating efficiencies rather than aggressive expansion, we expect to continue seeking opportunities to expand. We intend to pursue a measured approach to expansion by opening new dispatch offices only if they are expected to achieve profitability in a reasonable time frame. We also intend to continue to cluster multiple locations in a single market. This strategy allows us to reduce opening costs and operating risks in clustered areas, as marketing, advertising and other costs are shared among nearby offices. Additionally, while we will continue to target major markets, we intend to establish a presence, where appropriate, in small- to medium-sized markets.

  •
  Pursue Further International Expansion and Selected Acquisitions. We intend to continue to seek growth opportunities internationally, particularly in the United Kingdom, where we currently have 35 dispatch offices, including seven new offices that we opened in the first eight months of 2002. Moreover, while our historical growth has been organically-driven, we intend to evaluate selected acquisition opportunities of complementary or related businesses.

The Offering

Securities Offered	$70 million aggregate principal amount of 6.25% Convertible Subordinated Notes due June 15, 2007 and 9,641,870 shares of our Common Stock, $0.01 par value per share, issuable upon conversion of the notes.
Maturity	The notes are due on June 15, 2007, unless earlier converted or redeemed by us at our option or repurchased by us at your option.
Interest Rate
The notes bear interest at 6.25% per year. Interest will be payable semi-annually in arrears on June 15 and December 15 of each year, commencing December 15, 2002. The initial interest payment will include accrued interest from June 19, 2002.
Conversion Rights
Holders may convert their notes into our common stock at any time prior to the close of business on the business day prior to the maturity date of the notes, unless previously redeemed or repurchased, at a conversion price of $7.26 per share (equal to a conversion rate of approximately 137.741 shares per $1,000 principal amount of notes), subject to adjustment as described under "Description of the Notes—Conversion Rights."

Provisional Redemption of Notes at Our Option
We may redeem all or a portion of the notes for cash at any time on or after June 20, 2005, at 100% of their principal amount plus accrued and unpaid interest to, but excluding, the redemption date; provided, that the current market value (as defined in this prospectus) of our common stock equals or exceeds 125% of the conversion price then in effect for at least 20 trading days in any consecutive 30 trading day period ending on the date we mail the provisional redemption notice to holders. We will therefore be required to make at least six interest payments on the notes before being able to redeem any notes. See "Description of the Notes—Provisional Redemption by Labor Ready."
Sinking Fund	None.
Change of Control Put Right
Upon a change of control of Labor Ready, each holder may require us to repurchase for cash all or a portion of its notes at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest thereon to, but excluding, the repurchase date. See "Description of the Notes—Repurchase at Option of Holders Upon a Change of Control."
Events of Default
If there is an event of default on the notes, the principal amount of the notes plus accrued and unpaid interest to the date of acceleration may be declared immediately due and payable subject to certain conditions set forth in the indenture. These amounts automatically become due and payable in the case of certain types of bankruptcy or insolvency events of default involving Labor Ready.
Subordination
The notes are unsecured and will be subordinated to all of our existing and future Senior Debt (as defined in this prospectus) and will be structurally subordinated to all indebtedness of our subsidiaries. As of June 28, 2002, we had $114.3 million of indebtedness outstanding that constitutes Senior Debt under the indenture (net of cross-collateralized obligations). As of June 28, 2002, except for intercompany liabilities and debt guaranteed by Labor Ready, Inc., our subsidiaries had no liabilities to which the notes would be effectively subordinated that would constitute Indebtedness under the indenture.
Use of Proceeds
All of the notes and the shares of our common stock issuable upon conversion of the notes are being sold by the selling securityholders or by their pledgees, donees, transferees or other successors in interest. We will not receive any proceeds from the sale of the notes or the shares of our common stock issuable upon conversion of the notes.

DTC Eligibility
The notes are issued in book-entry form and are represented by one or more permanent global certificates deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company in New York, New York. Beneficial interests in the notes will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for definitive securities, except in limited circumstances. See "Description of the Notes—Form, Denomination and Registration."
Registration Rights
Pursuant to a registration rights agreement, we have filed a shelf registration statement, of which this prospectus is part, with respect to the notes and the common stock issuable upon conversion of the notes. See Description of the Notes—Registration Rights."
Indenture and Trustee	We have issued the notes under an indenture, dated as of June 19, 2002, between The Bank of New York, as trustee, and us.
Trading
The notes originally issued in the private placement are eligible for trading on the PORTAL market of The Nasdaq Stock Market. However, notes sold pursuant to this prospectus will no longer be eligible for trading on the PORTAL Market. We do not intend to include the notes in any other automated interdealer quotation system or list the notes on any securities exchange. Our common stock is traded on the New York Stock Exchange under the symbol "LRW."

RISK FACTORS

        Before purchasing these notes, you should carefully consider the following risk factors and all of the other information included and incorporated by reference in this prospectus. Keep the risk factors in mind when you read "forward-looking" statements elsewhere in this prospectus and in the documents incorporated by reference in this prospectus. These are statements that relate to our expectations for future events and time periods. Generally, the words "anticipate," "expect," "intend" and similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties, and future events and circumstances could differ significantly from those anticipated in the forward-looking statements. Investing in the notes and our common stock involves a high degree of risk. Additional risks and uncertainties that are not yet identified or that we currently think are immaterial may also harm our business and financial condition in the future. Any of the following risks could harm our business, operating results or financial condition and could result in a complete loss of your investment.

Risks Related to Our Business

Competition for customers in our industry is intense, and if we are not able to effectively compete, our financial results could be harmed and the price of our securities could decline.

        The short-term, light industrial niche of the temporary services industry is highly competitive, with limited barriers to entry. Several very large full-service and specialized temporary labor companies, as well as small local operations, compete with us in the staffing industry. Competition in some markets is intense, particularly for provision of light industrial personnel, and these competitive forces limit our ability to raise prices to our customers. For example, competitive forces have historically limited our ability to raise our prices to immediately fully offset increased costs of doing business, including increased labor costs and increased costs for workers' compensation insurance. As a result of these forces, we have in the past faced pressure on our operating margins. This margin pressure has been particularly severe during the past three quarters and we expect it to remain severe throughout the balance of 2002. We cannot assure you that we will not continue to face pressures on our margins. If we are not able to effectively compete in our targeted markets, our operating margins and other financial results will be harmed and the price of our securities could decline.

We have recently experienced a decline in revenues and profits, and this trend may continue, which could cause the price of our securities to decline.

        Our revenues were $917.0 million in 2001 compared to $976.6 million in 2000. The decline in revenues in 2001 was primarily due to our consolidation of dispatch offices and a decrease in average revenues per dispatch office during the recent economic downturn. Our net income has also decreased in each of 2001 and 2000 compared to the levels realized in 1999 due to the recent economic downturn. We cannot assure you that these declining revenues and net income trends will not continue or that our revenues and profits will not continue to be adversely affected by unfavorable economic conditions. Any continuation of these trends could cause the price of our securities to decline.

If we are not able to obtain workers' compensation insurance on commercially reasonable terms, our financial condition or results of operations may suffer.

        We are required to pay workers' compensation benefits for our temporary workers and regular employees. We have seen a tightening insurance market that has resulted in significantly increased insurance costs and higher deductibles, including workers' compensation insurance. Under our workers' compensation insurance program, we maintain "per occurrence" insurance, which covers any claims for a particular event above a set deductible. We have also historically maintained "aggregate stop loss" insurance coverage that would allow us to recover from an insurer if the aggregate amount of deductible payments incurred by us in a given year exceeded a dollar threshold. In order to manage our overall insurance costs under our policy covering the 2002 plan year, we have significantly increased our per occurrence insurance deductible and dropped our aggregate stop loss coverage, which means there is no aggregate limit to our potential liability other than on a per occurrence basis. In addition, while we have renewed our workers' compensation insurance for 2002, we cannot be certain that this insurance will always be available or will be available with reasonable terms at a reasonable cost.

We expect that the amount of collateral that we are required to post to support our workers' compensation obligations will increase, which will reduce the capital we have available to grow and support our operations.

        We are required to maintain commitments such as standby letters of credit and surety bonds to secure repayment to our insurance companies (or in some instances, the state) of the deductible portion of all open workers' compensation claims. Historically, we have been required to pledge cash or other assets in order to obtain standby letters of credit. However, we have also been able to obtain surety bonds while posting no or very little collateral. The amounts and costs of our surety bonds are subject to annual review and renewal, and they generally can be cancelled by the issuer with 60 days notice. We have received notice from certain providers of our surety bonds that they intend to cancel these bonds unless we provide them with additional collateral. As the availability of these bonds declines, we will likely be required to replace them with letters of credit or similar commitments, for which we also would likely be required to pledge cash or other collateral. We sometimes face difficulties in recovering our collateral from insurers, particularly where those insurers were themselves in financial distress, and we cannot guarantee that our collateral for past claims will be released in a timely manner as we pay down claims. As a result, we expect that the amount of collateral required to secure our commitments to our insurance carriers will increase. We believe that our current sources of liquidity will satisfy our immediate needs for these obligations; however, our currently available sources of collateral for these commitments are limited and we could be required to seek additional sources of capital in the future. These additional sources of financing may not be available on commercially reasonable terms. Even if they are available, these financings could result in dilution to our existing shareholders.

Our reserves for workers' compensation claims, allowance for doubtful accounts, and other expenses may be inadequate, and we may incur additional charges if the actual costs of these claims exceed the amounts estimated.

        We maintain a reserve for workers' compensation claims using actuarial estimates of the future cost of claims and related expenses that have been reported but not settled, and that have been incurred but not reported. This reserve, which reflects potential liabilities that span several years, is discounted for net present value using a discount rate of 6%. We evaluate the accrual rates for our reserves regularly throughout the year and make adjustments as needed. If the actual cost of such claims and related expenses exceed the amounts estimated, or if the discount rate represents an inflated estimate of our return on capital over time, actual losses for these claims may exceed reserves and/or additional reserves may be required. We cannot assure you that our reserves for workers' compensation claims, allowance for doubtful accounts, and other expenses are adequate. We may incur additional charges if the actual costs of these claims exceed the amounts estimated. We also establish an allowance for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. We have also established reserves for contingent legal and regulatory liabilities, based on management's current best estimates and judgments of the scope and likelihood of these liabilities. If the actual outcome of these matters is less favorable than expected, an adjustment would be charged to income in the period the estimate changes.

Determinations that we have misclassified the jobs performed by our workers for workers' compensation insurance purposes, even if the misclassifications are inadvertent, could result in us owing penalties to government regulators or having to increase our workers' compensation reserves.

        In three states, Canada and Puerto Rico, we pay workers' compensation insurance premiums directly to the government in amounts based in part on the classification of jobs performed by our workers. From time to time, we are subject to audits by various state regulators regarding our classifications of jobs performed by our workers. An audit conducted by the Washington Department of Labor and Industries resulted in assessments of $734,000 for 1998, and the Department has subsequently assessed $235,000 for the first quarter of 1999 and $257,000 for the second quarter of 1999. While our actual claims experience has to date indicated that we in fact over-paid (as opposed to underpaid) workers' compensation premiums in Washington for the periods in question, we cannot assure you that we will not be subject to additional inquiries, or that additional deficiencies and/or penalties will not be assessed. In addition, the classification of jobs performed by our workers is one of many factors taken into account by our actuaries in helping us determine the adequacy of our financial reserves for our workers' compensation exposure. To date, our third-party actuaries have not challenged or raised any material objections to our job classifications and our historical claims experience has indicated that our reserves are appropriate to cover our potential exposure in this area. Nevertheless, if it is determined that we have materially misclassified a number of our workers, we could be required to increase our financial reserves for our workers' compensation liability, which could harm our results of operations and could cause the price of our securities to decline.

Some insurance companies with which we have previously done business are in financial distress. If our insurers do not fulfill their obligations, we could experience significant losses.

        We have purchased annual insurance policies in connection with our workers' compensation obligations from three primary carriers. Kemper Insurance Company provides coverage for occurrences in 2001 and the current year and, prior to 2001, Legion Insurance Company and Reliance Insurance Company provided coverage to us. Many insurance carriers are experiencing unfavorable claims experience and loss of their own reinsurance coverage. As a result, many of these carriers are in substantially weakened financial condition, including Legion and Reliance. To the extent that we experience claims that exceed our deductible limits and our insurers do not satisfy their coverage obligations, we may be forced to satisfy a portion of those claims directly; this in turn could harm our financial condition or results of operations. In addition, our insurance policies must be reviewed annually, and we cannot guarantee that we will be able to successfully renew such policies for the coming year or any year thereafter.

Our credit facilities require that we meet certain levels of financial performance. In the event we fail either to meet these requirements or have them waived, we may be subject to penalties and we could be forced to seek additional financing.

        Our credit facilities contain strict financial covenants. Among other things, these covenants require us to maintain certain earnings and net worth levels and a certain ratio of earnings to fixed expenses. In the past we have negotiated amendments to these covenants to ensure our continued compliance with their restrictions. We cannot assure you that our lender would consent to such amendments on commercially reasonable terms in the future if we once again required such relief. In the event that we do not comply with the covenants and the lender does not consent to such non-compliance, we will be in default of our agreement, which could subject us to penalty rates of interest and accelerate the maturity of the outstanding balances. Moreover, the indenture governing our Notes and a number of our smaller loan arrangements contain cross-default provisions, which accelerate our indebtedness under these arrangements in the event we default under our credit facilities. Accordingly, in the event of a default under our credit facilities, we could be required to seek additional sources of capital to satisfy our liquidity needs. These additional sources of financing may not be available on commercially reasonable terms. Even if they are available, these financings could result in dilution to our existing shareholders.

A significant portion of our revenues is derived from operations in a limited number of markets. Recessions in these markets have harmed and could continue to harm our operations.

        A significant portion of our revenues is derived from our operations in a limited number of states. Revenues generated from operations in California, Texas and Florida, in the aggregate, accounted for approximately 32.4% and 35.2% of our overall revenues in 2000 and 2001, respectively. According to numerous published reports, the California economy has been particularly hard-hit by the most recent economic recession. California is our largest market and continued economic weakness in this region or our other key markets could harm our business.

Any significant economic downturn could result in our clients using fewer temporary employees, which could harm our business.

        During 2001, the slowdown in the U.S. economy significantly impacted the light industrial labor markets, which in turn reduced our revenues significantly. Because demand for personnel services and recruitment services is sensitive to changes in the level of economic activity, our business may suffer during economic downturns. As economic activity slows down, companies tend to reduce their use of temporary employees and recruitment services before undertaking layoffs of their regular employees, resulting in decreased demand for our personnel. As a result, any significant economic downturn could harm our business, financial condition or results of operations.

Labor unions have attempted to harm our business.

        A department of one of the largest labor unions in the country has been engaged in an ongoing campaign to disrupt our business. This union has backed legislation designed to adversely impact our business, coordinated legal actions directed at our activities and engaged in a public relations campaign to discredit members of our management team and influence our customers. This union has repeatedly issued press releases that contain false and misleading statements, including claims that we inappropriately account for our workers' compensation obligations and that our public reporting is not otherwise in compliance with SEC requirements. We cannot assure you that this union's activities will not harm our business or the price of our securities.

Our business would suffer if we could not attract enough temporary workers.

        We compete with other temporary personnel companies to meet our customer needs and we must continually attract reliable temporary workers to fill positions. We have in the past experienced short-term worker shortages and we may continue to experience such shortages in the future. If we are unable to find other temporary workers to fulfill the needs of our customers over a long period of time, we could lose customers and our business could suffer.

We may be exposed to employment-related claims and costs that could harm our business, financial condition or results of operations.

        We are in the business of employing people and placing them in the workplaces of other businesses. As a result, we are subject to a large number of federal and state regulations relating to employment. This creates a risk of potential claims of discrimination and harassment, violations of health and safety and wage and hour laws, criminal activity and other claims. From time to time we are subject to audit by various state and governmental authorities to determine our compliance with a variety of these regulations. We have in the past been found, and may in the future be found, to have violated regulations or other regulatory requirements applicable to our operations. We may, from time to time, incur fines and other losses or negative publicity with respect to any such violation. In addition, some or all of these claims may give rise to litigation, which could be time-consuming for our management team and costly and could harm our business. We cannot assure you that we will not experience these problems in the future or that our insurance will be sufficient in amount or scope to cover any of these types of liabilities.

Our dismissal of Arthur Andersen LLP together with Andersen's uncertain future could impair our ability to make timely SEC filings.

        Arthur Andersen LLP served as our independent auditor from 1997 until May 3, 2002, when our board of directors dismissed Andersen due to recent events that have cast doubt on Andersen's future. As a result of our termination of Andersen, we have retained the accounting firm of PricewaterhouseCoopers LLP to serve as our new independent accountants. We have a limited history with PricewaterhouseCoopers and cannot guarantee that our new independent accountants can adequately fulfill our needs in connection with the preparation of our audit. Moreover, the SEC has said that it will only continue accepting financial statements audited by Andersen so long as Andersen is able to make certain representations to its clients. We have been informed by Andersen that our former engagement partner and the other members of our audit team are no longer employed by Andersen. As a result, Andersen has indicated that it is no longer willing to provide us with representations relating to our historical financial statements for the year ending on December 31, 2001 and prior years. We cannot predict the impact of Andersen's failure to make the required representations and cannot assure you that our ability to make timely SEC filings will not be impaired. Furthermore, relief that may be available to investors under the federal securities laws against auditing firms may not be available as a practical matter against Andersen in the event that Andersen fails, does not otherwise continue in business or seeks protection from creditors.

The cost of compliance with government regulations is significant and could harm our operating results.

        We incur significant costs to comply with all applicable federal and state laws and regulations relating to employment, including occupational safety and health provisions, wage and hour requirements (including minimum wages), workers' compensation and unemployment insurance. We cannot assure you that we will be able to increase fees charged to our customers to offset increased costs relating to these laws and regulations. If we incur additional costs to comply with these regulations and we are not able to increase the rates we charge our customers to fully cover any such increase, our margins and operating results will be harmed.

We are continually subject to the risk of new regulation, which could harm our business.

        In 2001 and 2002, a number of bills were introduced in Congress and various state legislatures—which, if enacted, would impose conditions which could harm our business. This proposed legislation, much of which is backed by labor unions, has included provisions such as a requirement that our temporary workers receive the same pay and benefits as our customers' regular employees, prohibition on fees charged in connection with our CDMs and a requirement that our customers provide workers' compensation insurance for our temporary workers. We take a very active role and incur expense in opposing proposed legislation adverse to our business and in informing policy makers as to the social and economic benefits of our business. However, we cannot guarantee that any of these bills will not be enacted, in which event demand for our service may suffer.

        Organized labor has sought to enact legislation in the State of California, our largest market. For example, legislation has been introduced into the California state legislature that would modify the current rules governing workers' compensation insurance in that state. Although the exact impact of this legislation on our business is unclear, the successful implementation of this or other similar legislation in California or our other large markets could significantly increase our costs of doing business or decrease the value of our services to our customers. Either result could harm our results of operations.

Our business depends extensively on recruiting and retaining qualified dispatch office managers. If we are not able to attract a sufficient number of qualified dispatch office managers, our future growth and financial performance may suffer.

        We rely heavily on the performance and productivity of our dispatch office managers, who manage the operation of the dispatch offices, including recruitment and daily dispatch of temporary workers, marketing and providing quality customer service. We have historically experienced a high degree of turnover among our branch managers. As a result, we must continue to recruit a sufficient number of managers to staff new offices and to replace managers lost through attrition or termination. Our future growth and financial performance depend on our ability to hire, train and retain qualified managers from a limited pool of qualified candidates who frequently have no prior experience in the temporary employment industry.

We have recently experienced significant management turnover. The loss of any of our key personnel could harm our business.

        In 2000 and 2001, we experienced significant turnover in our executive officers, including a Chief Executive Officer in each of those two years. We must successfully integrate all new management and other key positions within our organization in order to achieve our operating objectives. Our future financial performance will depend to a significant extent on our ability to motivate and retain key management personnel. Competition for qualified management personnel is intense and in the event we experience further turnover in our senior management positions, we cannot assure you that we will be able to recruit suitable replacements. Even if we are successful, turnover in key management positions will temporarily harm our financial performance and results of operations as new management becomes familiar with our business. We do not maintain key person life insurance on any of our executive officers.

We are subject to a number of challenges and uncertainties that could limit our ability to grow our business.

        We intend to grow our business through improvement of our average sales per dispatch office, expansion of our share of the market niche in which we compete, development of new service lines and expansion of our operations abroad, all of which are subject to uncertainties. Our ability to grow is dependent upon such factors as our ability to attract and retain sufficient qualified management personnel to manage multiple and individual dispatch offices, the availability of sufficient temporary workers to meet customer needs, our ability to deal with increasing workers' compensation costs, effective collection of accounts receivable and availability of working capital.

Our operations expose us to the risk of litigation, which we try to manage but could lead to significant potential liability.

        From time to time we are party to litigation in the ordinary course of our business. Moreover, certain labor unions have coordinated legal actions directed at us designed to further their own interests. The claimants in two current proceedings have aggregated claims as class actions. The costs of defense and the risk of loss in connection with class action suits are incrementally greater than in standard commercial litigation. We cannot assure you that such litigation will not disrupt our business or impact our financial results, due to the costs of defending against such litigation, any judgments that may be awarded against us and the loss of significant management time devoted to such litigation.

Establishment and expansion of our international operations will burden our resources and may fail to generate a substantial increase in sales.

        As of June 28, 2002, we had 35 dispatch offices in the United Kingdom, 31 in Canada and four in Puerto Rico. We currently anticipate opening additional dispatch offices in the United Kingdom in 2003. Establishing, maintaining and expanding our international operations expose us to a number of risks and expenses, including:

  •
  substantially increased costs of operations;

  •
  temporary diversion of existing management resources;

  •
  establishment of an efficient and self-reliant local infrastructure;

  •
  ability to deal effectively with local labor organizations and trade unions;

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  ability to attract, hire and train qualified local sales and administrative personnel;

  •
  compliance with additional local regulatory requirements;

  •
  fluctuations in the value of foreign currencies;

  •
  longer payment cycles;

  •
  expansion of our information and control systems to manage expanded global operations; and

  •
  the additional expense and risks inherent in operations in geographically and culturally diverse locations.

We cannot assure you that we will effectively deal with the challenges of expanding our foreign operations and our attempts to do so could harm our financial performance or results of operations.

We have significant working capital requirements.

        We require significant working capital in order to operate our business. While our cash flow was positive in 2001, we have historically experienced periods of negative cash flow from operations and investment activities, especially during seasonal peaks in revenue experienced in the third and fourth quarter of the year. We invest significant cash into the opening and operations of new dispatch offices until they begin to generate revenue sufficient to cover their operating costs. We also pay our temporary personnel on a daily basis and bill our customers on a weekly basis. As a result, we must maintain cash reserves to pay our temporary personnel prior to receiving payment from our customers. In addition, we are required to pledge amounts to secure letters of credit that collateralize certain of our workers' compensation obligations, and these amounts may increase in future periods. Any such increase in pledged amounts would decrease amounts available for working capital purposes. As a result of these factors, if our available cash balances and borrowing base under our existing credit facilities do not grow commensurate with the growth in our working capital requirements, we would explore alternative sources of financing to satisfy our liquidity needs, including the issuance of additional equity or debt securities. Any such issuances could result in dilution to existing shareholders.

Our information and computer processing systems are critical to the operations of our business and any failure could cause significant problems.

        Our management information systems, located at our headquarters, are essential for data exchange and operational communications with dispatch offices throughout the country. Any interruption, impairment or loss of data integrity or malfunction of these systems could severely hamper our business and could require that we commit significant additional capital and management resources to rectify the problem. We are currently undertaking a substantial upgrade to our software systems. If we experience unforeseen difficulties or delays in connection with this implementation our business and results of operations will be harmed.

Risks Related to the Notes

If we are unable to pay all of our debts, you will receive payment on your notes only if we have funds remaining after we have paid our existing and future senior indebtedness.

        The notes will be unsecured and subordinated in right of payment to all of our existing and future senior indebtedness. In the event of our bankruptcy, liquidation or reorganization, upon acceleration of the notes due to an event of default under the indenture and in other limited events, our assets will be available to pay obligations on the notes only after all "Senior Debt" has been paid. As a result, there may not be sufficient assets remaining to pay amounts due on any or all of the outstanding notes. In addition, we may be unable to fulfill our obligations to offer to repurchase the notes upon a change of control.

        We are not limited in or prohibited from incurring senior indebtedness or any other indebtedness or liabilities under the indenture. If we were to incur additional debt or liabilities, our ability to pay our obligations on the notes could suffer. As of June 28, 2002, we had approximately $114.3 million of indebtedness outstanding which constitutes "Senior Debt" for purposes of the indenture, including the letters of credit and surety bonds to which the notes are subordinated but net of cross-collateralized obligations. See "Description of the Notes—Subordination."

The notes will effectively be subordinated to the debt of our subsidiaries.

        Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claim of that subsidiary's creditors, including trade creditors. As of June 28, 2002, except for intercompany liabilities and liabilities guaranteed by Labor Ready, Inc., our subsidiaries had no liabilities outstanding that would constitute "Indebtedness" under the indenture. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. Furthermore, we are not limited in or prohibited from transferring cash or other assets to our subsidiaries from time to time.

Substantially all of our accounts receivable are currently pledged to support senior debt.

        We have a $100 million accounts receivable facility that is secured by eligible accounts receivable. Under the terms of this facility, we and certain of our subsidiaries transfer accounts receivable to Labor Ready Funding Corporation, a wholly owned subsidiary of Labor Ready, Inc. These accounts receivable are then pledged to our lenders under the facility on an ongoing basis. We also have a letter of credit facility, that is secured by a pledge of all of the outstanding stock of Labor Ready Funding Corporation. In addition, the majority of assets in our wholly owned insurance company subsidiaries, Labor Ready Assurance Company and Workers' Assurance of Hawaii, Inc., consist of restricted cash balances that secure letters of credit relating to our workers' compensation obligations. As of June 28, 2002, we had an aggregate of $46.5 million of restricted cash in our subsidiaries. We and our subsidiaries may increase our level of restricted cash balances or incur additional indebtedness and grant security interests to secure that indebtedness, which could harm our ability to pay our obligations under the notes.

If an active trading market for the notes does not develop, then the market price of the notes may decline or you may not be able to sell your notes.

        There is no established trading market for the notes. The notes originally issued in the private placement of our convertible subordinated notes are eligible for trading on the PORTAL Market. However, notes sold pursuant to this prospectus will no longer be eligible for trading on the PORTAL Market. We do not intend to include the notes in any other automated interdealer quotation system or list the notes on any securities exchange. We cannot assure you that an active trading market for the notes will develop or, if such market develops, how liquid it will be. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, the price of our common stock, our performance and other factors. The lead managers of our private placement have advised us that they currently intend to make a market in the notes. However, these lead managers are not obligated to make a market and may discontinue this market activity at any time without notice. As a result, we do not know whether an active trading market will develop for the notes. To the extent that an active trading market does not develop, the price at which you may be able to sell the notes, if at all, may be less than the price you pay for them. The notes and common stock issuable upon conversion of the notes have not been registered under the Securities Act. Unless and until the notes and underlying common stock are registered, they may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, registration under the Securities Act and applicable state securities laws. See "Description of the Notes—Registration Rights" and "Plan of Distribution."

Increased leverage as a result of the private placement of our notes offering may harm our financial condition and results of operations.

        At June 28, 2002, we had $71.7 million of outstanding debt as reflected in our balance sheet (inclusive of the notes, but exclusive of outstanding letters of credit and surety bonds). We may incur additional indebtedness in the future and the notes do not restrict our future issuance of indebtedness. Our level of indebtedness will have several important effects on our future operations, including, without limitation:

  •
  a portion of our cash flow from operations will be dedicated to the payment of any interest required with respect to outstanding indebtedness;

  •
  increases in our outstanding indebtedness and leverage will increase our vulnerability to adverse changes in general economic and industry conditions, as well as to competitive pressure; and

  •
  depending on the levels of our outstanding debt, our ability to obtain additional financing for working capital, capital expenditures, general corporate and other purposes may be limited.

        Our ability to make payments of principal and interest on our indebtedness depends upon our future performance, which will be subject to general economic conditions, industry cycles and financial, business and other factors affecting our operations, many of which are beyond our control. If we are not able to generate sufficient cash flow from operations in the future to service our debt, we may be required, among other things:

  •
  to seek additional financing in the debt or equity markets;

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  to refinance or restructure all or a portion of our indebtedness, including the notes;

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  to sell selected assets;

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  to reduce or delay planned capital expenditures; or

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  to close existing dispatch offices or delay opening new ones.

        Such measures might not be sufficient to enable us to service our debt. In addition, any such financing, refinancing or sale of assets might not be available on economically favorable terms.

The notes do not contain restrictive covenants, and there is limited protection in the event of a change in control.

        The indenture under which the notes are issued does not contain any restrictive covenants that would protect you from several kinds of transactions that may adversely affect you. In particular, the indenture does not contain covenants that limit our ability to pay dividends or make distributions on or redeem our capital stock or limit our ability to incur additional indebtedness and, therefore, may not protect you in the event of a highly leveraged transaction or other similar transaction. In addition, the requirement that we offer to repurchase the notes upon a change of control is limited to the transactions specified in the definition of a "change of control" under "Description of the Notes—Repurchase at Option of Holders Upon a Change of Control." Accordingly, we could enter into certain transactions, such as acquisitions, refinancings or a recapitalization, that could affect our capital structure and the value of our common stock but would not constitute a change of control.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table shows the ratio of earnings to fixed charges for us and our consolidated subsidiaries for the periods indicated. In calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes and cumulative effect of accounting change and fixed charges. Fixed charges consist of interest expense, amortized premiums related to indebtedness and a reasonable estimate of interest within rental expense.

			At December 31,
	June 28, 2002(1)	June 29, 2001(1)
			2001	2000	1999	1998	1997
Ratio of earnings to fixed charges	—	—	3.1x	3.3x	7.9x	9.6x	8.0x

(1)
For the six months ended June 28, 2002 and June 29, 2001, earnings were inadequate to cover fixed charges by $240 thousand and $132 thousand, respectively.

USE OF PROCEEDS

        All of the notes and the shares of our common stock issuable upon conversion of the notes are being sold by the selling securityholders or by their pledgees, donees, transferees or other successors in interest. We will not receive any proceeds from the sale of the notes or the shares of our common stock issuable upon conversion of the notes.

BUSINESS

        Labor Ready, Inc., founded in Washington in 1989, is a leading national provider of temporary workers for manual labor jobs. Our diversified customer base includes businesses in the freight handling, warehousing, hospitality, landscaping, construction, light manufacturing, retail, wholesale, sanitation and printing industries. These businesses require workers for lifting, hauling, cleaning, assembling, digging, painting and other types of manual or unskilled work.

        Since our inception in 1989, our revenues have grown to $917.0 million for the fiscal year 2001 and our number of dispatch offices has grown to 753 as of June 28, 2002. All of the growth in dispatch offices was achieved organically by opening company-owned locations rather than through mergers or acquisitions. We have dispatch offices in markets throughout the United States, Canada, the United Kingdom and Puerto Rico.

Industry Overview

        The temporary staffing industry has grown in recent years as companies have used temporary employees to control personnel costs and to meet fluctuating personnel needs. Historically, the demand for temporary workers has been driven primarily by the need to satisfy peak production requirements and to temporarily replace full-time employees who are absent due to illness, vacation or abrupt termination. More recently, competitive pressures have forced businesses to focus on reducing costs, including converting fixed, permanent labor costs to variable or flexible costs. The use of temporary workers typically shifts employment costs and risks, such as workers' compensation and unemployment insurance and the possible adverse effects of changing employment regulations, to temporary staffing companies, which can better manage those costs and risks. In addition, through the use of temporary employees, businesses avoid the inconvenience and expense of searching for, interviewing, screening, testing and terminating regular employees.

        We believe the short-term, light industrial segment of the temporary staffing industry is highly fragmented and presents opportunities for larger, well capitalized companies to compete effectively, mainly through systems and procedures which efficiently process a high volume of transactions, coordinate multi-location activities and manage workers' compensation costs.

Company Strategy

        Our goal is to enhance our position as one of the leading national providers of temporary manual labor. Key elements of our strategy include the following:

  •
  Improve Revenues and Profit in all Existing Offices. We intend to increase revenues and profits in each dispatch office by expanding sales to existing customers and by aggressively expanding the size and mix of our customer base. To that end, we intend to significantly develop new and existing large accounts through our National Accounts staff, which provides a single source of customer care for our large regional and national customers. Because a significant degree of our branch cost structure is fixed, we are positioned to leverage existing branch infrastructure to drive profitability upon increased demand for our services. Moreover, our experience has been that our dispatch offices generally increase their sales volumes as they mature over time. We expect that annual sales volumes in the large number of dispatch offices that we opened in the Northeast and elsewhere in 1999 and 2000 will similarly increase as these offices mature.

  •
  Grow the Number of Dispatch Offices Through Strategic, Measured Level of Expansion. Our low overhead strategy allows us to expand or retract our number of offices quickly and cost-effectively, depending on economic and labor demand conditions. We believe that we can generally open dispatch offices for less than $50,000 per office. Although recent difficulties in the U.S. economy and the temporary staffing sector have caused us to focus on improving operating efficiencies rather than aggressive expansion, we expect to continue seeking opportunities to expand. We intend to pursue a measured approach to expansion by opening new dispatch offices only if they are expected to achieve profitability in a reasonable time frame. We also intend to continue to cluster multiple locations in a single market. This strategy allows us to reduce opening costs and operating risks in clustered areas, as marketing, advertising and other costs are shared among nearby offices. Additionally, while we will continue to target major markets, we intend to establish a presence, where appropriate, in small- to medium-sized markets.

  •
  Pursue Further International Expansion and Selected Acquisitions. We intend to continue to seek growth opportunities internationally, particularly in the United Kingdom, where we currently have 35 dispatch offices, including seven new offices that we opened in the first eight months of 2002. Moreover, while our historical growth has been organically-driven, we intend to evaluate selected acquisition opportunities of complementary or related businesses.

Dispatch Offices

        We have established a national "footprint" with a presence throughout the United States, which we believe provides us a significant competitive advantage, particularly with large national accounts. Last year we undertook a program of consolidating certain offices to achieve increased efficiency without abandoning any significant markets. The following table sets forth the number and country of dispatch offices open at the end of each of the last five years.

Labor Ready Dispatch Offices
by Country

	At December 31,
	2001	2000	1999	1998	1997
United States	689	765	670	474	308
Canada	34	33	15	11	8
Puerto Rico	4	4	1	1	—
United Kingdom	29	14	1	—	—

Total	756	816	687	486	316

        We have opened nine new dispatch offices in the first five months of 2002. We will continue to analyze individual dispatch office performance, which may lead to additional dispatch office closures in 2002. We analyze acquisition opportunities, and may, from time to time, pursue acquisitions.

        Criteria for New Dispatch Offices.    We have standardized the process of opening dispatch offices and believe our operations are highly scalable. In general, we believe that we can open new dispatch offices for less than $50,000 per office, including costs for salaries, recruiting, testing, training, lease and leasehold improvements, computer systems, a CDM and related equipment, and other related costs. We generally will only consider opening new dispatch offices that we believe will generate revenues sufficient to cover their operating costs within a reasonable period of time.

        Labor Ready identifies desirable areas for locating new dispatch offices with an economic model that analyzes the potential supply of temporary workers and customer demand based on an analysis by zip code of employment figures, demographics and the relative distance to the nearest existing Labor Ready dispatch office. In addition, we locate dispatch offices in areas convenient for our temporary workers, which are on or near public transportation, and have parking available. After we establish a dispatch office in a metropolitan area, we usually cluster additional locations within the same area. Multiple locations in a market reduce both opening costs and operating risk for new dispatch offices because direct mail and other advertising costs are spread among more dispatch offices and because the new dispatch office benefits from existing customer relationships and established Labor Ready brand recognition. Multiple locations also allow us to close offices in a contracting market, while allowing the customers of the closed office to be serviced by a nearby office.

        Dispatch Office Management.    We believe that the key factor determining the success of a new dispatch office is identifying and retaining an effective dispatch office manager. Each dispatch office manager has primary responsibility for managing the operations of the dispatch office, including the recruiting and daily dispatch of temporary workers, sales, customer service and accounts receivable collection. We pay monthly bonuses to qualifying dispatch office managers based on accounts receivable collections and gross margins during the month.

        Each dispatch office manager has primary responsibility for customer service and the dispatch office's sales efforts, including identifying and soliciting local businesses likely to have a need for temporary manual workers. We continuously seek individuals who have the aptitude to perform the critical management functions necessary for the dispatch office to generate the revenues required to achieve profitability. We commit substantial resources to the training, development, retention and operational support of our dispatch office managers.

Operations

        Dispatch Offices.    Typically, workers come to the dispatch office in the morning to check on the availability of jobs and to indicate their availability for assignment. During the early morning hours, the dispatch office manager and an assistant coordinate incoming customer work orders, assign the available workers to the job openings for the day, and assist as necessary in arranging transportation to the job site. Most job openings are requested on short notice, often the same day as the workers are needed at the job site. Work assignments are filled on a nondiscriminatory basis, with the dispatch office manager endeavoring to match customer needs with available workers.

        Prior to dispatch, a branch employee ensures workers have the basic safety equipment required for the job, such as protective boots, back braces, hard hats, or safety goggles, all of which are provided at no charge to the worker and the customer. The customer provides additional safety and other equipment, if required.

        The workers are provided with a work order, which is endorsed by the customer to confirm work performance. The workers then present the endorsed order to the dispatch office to receive payment for the hours worked. Workers are generally paid daily by check, but with the addition of a CDM at most dispatch offices, workers have the choice of being paid each day in cash. Computer systems at each dispatch office perform the calculations necessary to determine the wages, less taxes and applicable withholdings, and print security-controlled checks, which are distributed to each worker. If the worker elects to use a CDM, the system prints a payroll voucher which contains a unique security code. The worker enters the code into the CDM and the net pay is disbursed, less the change and $1 transaction fee for the CDM service. Revenues from the CDMs are substantially offset by the direct and indirect costs of the CDM program. The primary purpose of the CDM program is to provide an additional service to our temporary workers. We believe our CDMs enhance our ability to attract temporary workers. Our corporate management information systems monitor our payroll process, including accounting, controls and disbursement.

        Dispatch offices generally open by 5:30 a.m. and generally remain open until the last temporary worker is paid. Dispatch offices are generally staffed with at least two full-time employees, including the dispatch office manager and a customer service representative. Dispatch office managers oversee the daily dispatch of temporary workers and are responsible for monitoring and collecting receivables, managing the credit application process for each customer, inspecting customer job sites for safety and managing the sales and marketing efforts of the dispatch office.

        Employment applications are taken throughout the day for potential new temporary employees. Applications are used to facilitate workers' compensation safeguards and quality control systems by permitting us to test for alcohol or drugs in case of a work-related illness or injury, to establish various other conditions of employment and to comply with applicable immigration requirements.

        Customers.    Our customers are primarily businesses in the freight handling, warehousing, hospitality, landscaping, construction, light manufacturing, retail, wholesale, sanitation and printing industries. Our customers require workers for lifting, hauling, cleaning, assembling, digging, painting and other types of manual or unskilled work.

        New dispatch offices initially target businesses in their market area with direct mail and telemarketing campaigns. Our dispatch office managers, regional or local sales force and telemarketers are responsible for following up the marketing campaigns with telephone or personal calls. Many customers have elements of seasonality in their workflow, especially customers in the construction and landscaping industries. We currently derive our business from a large number of customers, and were not dependent on any single large customer for more than 2% of our revenues in 2000 and 2001. Our ten largest customers accounted for 4.3% of total revenues in 2001 and 4.3% of total revenues in 2000. While a single dispatch office may derive a substantial percentage of its revenues from a single customer, the loss of that customer would not have a significant impact on our revenues. During 2001, we provided temporary workers to nearly 300,000 customers.

        Many customers use Labor Ready to screen prospective employees for future permanent hires. Because we do not charge a fee if a customer hires our workers, customers on occasion send prospective employees to us with a specific request for temporary assignment to their business. Customers thereby have the opportunity to observe the prospective employee in an actual working situation, minimizing the expense of employee turnover and personnel agency fees.

        Credit and Collections.    We have implemented an automated credit and collections system that allows each dispatch office to establish a credit limit for new customers by telephonically accessing a computer based credit system. Initial credit limits are based on a credit-scoring matrix we developed. The credit department, using other credit reporting agencies, bank/trade references and balance sheet analysis, reviews and approves additional credit extensions beyond those recommended by this system. Initial credit limits range from COD to $100,000 and once a customer has reached 75% of its credit limit, our system alerts the dispatch office to monitor more closely the activity of the customer.

        Sales and Marketing.    Marketing is accomplished primarily through telemarketing and direct-mail campaigns, yellow-page advertising, personal sales contacts, word of mouth and billboard advertising. Each dispatch office is responsible for its own sales and marketing efforts in its local market area in coordination with corporate marketing and advertising. The dispatch office manager is primarily responsible for sales and customer service, with all branch employees being involved in sales and customer relations. We purchase a direct marketing database, and from a centralized direct mail department, conduct an intensive direct-mail campaign in the local market area of each dispatch office. For a new dispatch office, the direct-mail campaign targets a broad range of businesses in its local market area. Follow-up mailings target business in our traditional market niche. Follow-up telephone and personal calls on qualified leads are made by the dispatch office manager or a sales representative.

        When entering new markets, we allow for an initial advertising budget to generate an awareness of the new dispatch office. When opening additional offices as warranted, based on area demographics, we can also expand and coordinate our marketing efforts to the benefit of other established offices in the local area.

        Temporary Workers.    Most workers find our "Work Today, Paid Today" policy appealing and arrive at the dispatch office early in the morning ready to work and receive a paycheck or a CDM voucher for cash at the end of the day. The majority of the workers are male and most are between the ages of 18 and 40 and live in low-income neighborhoods.

        Because of increasing diversification of our customer base and a wider dispersion of dispatch offices in different geographic areas of the United States, we are less dependent on weather than in our early years. Good weather, nevertheless, brings incrementally more job orders and workers. Consequently, we are busiest in the late spring, summer and early fall.

        Under our "satisfaction guaranteed" policy, unsatisfactory workers are promptly replaced and the customer is not charged for their time if the customer notifies us within the first two hours of work. Employees who receive two complaints from customers are generally reprimanded or terminated. We will immediately terminate any employee who agrees to take a work order and does not report at the customer's job site.

        We withhold FICA and federal, state, and, where applicable, city and county income taxes from our temporary workers' wages for disbursement to governmental agencies. Additionally, we maintain federal and state unemployment insurance, and workers' compensation coverage for our temporary employees.

        Recruitment of Temporary Workers.    We attract our pool of temporary workers through billboard advertisements, flyers, newspaper advertisements, dispatch office displays, and word of mouth. We believe our strategy of locating dispatch offices in areas convenient for our workers, with ready access to public transportation, is particularly important in attracting workers.

        Our "Work Today, Paid Today" policy is prominently displayed at most dispatch offices and, in our experience, is a highly effective method of attracting temporary workers. Our ability to pay workers' wages in cash through the use of the CDMs is an additional attraction. Temporary workers are also aware that we do not charge a fee if a customer decides to offer them a full-time position. The possibility of locating a full-time position serves as an added incentive to our workers.

        We experience shortages of available temporary workers, from time to time, particularly during peak periods. Dispatch offices with a shortage of workers attempt to fill work orders by asking temporary workers to inform friends, relatives and neighbors of job openings and by identifying prospective workers from our employee database. On occasion, work orders requiring large numbers of temporary workers will be filled through coordination with other local dispatch offices.

        Management, Employees and Training.    At June 28, 2002, we employed approximately 230 administrative and executive staff in the corporate office, and approximately 2,500 people as supervisors, dispatch office managers, customer service representatives, district managers, area directors and support staff. Dispatch office managers report to district managers who in turn report to area directors. For positions above dispatch office manager, we focus on hiring management and supervisory personnel with experience in managing multi-location operations.

        After extensive interviews and tests, prospective district and dispatch office managers undergo approximately one week of training at our training center, which is located at the corporate office in Tacoma, Washington, and four weeks of on-the-job training at a dispatch office. The training center is charged with providing the managers with the skills necessary for operating a dispatch office. Staffed by experienced training professionals, the training center has developed a curriculum, training manuals, and instruction modules for the training program. The training program includes rigorous sessions on topics such as marketing and direct mail, credit and collections, payroll and personnel policies, workers' compensation management and safety. Customer service representatives receive on-the-job training at the branch where they work, supplemented by a computerized training program.

        Management Information Systems.    We believe our proprietary software system provides us with significant competitive advantages over competitors that utilize less sophisticated systems. We have developed our own proprietary system to process all required credit, billing, collection, temporary worker payroll and related payroll information for tax returns, together with other information and reporting systems necessary for the management of hundreds of thousands of workers and staff in multiple locations. The system maintains all of our key databases, from the tracking of work orders to payroll processing to maintaining worker records. The current system regularly exchanges all point of sale information between the corporate headquarters and the dispatch offices, including customer credit information and outstanding receivable balances. Dispatch offices can run a variety of reports on demand, such as receivables aging, margin reports, and customer activity reports. Area directors and district managers are able to monitor their territories from remote locations.

        Our system also provides us with key internal controls. All work order tickets are entered into the system at the dispatch office level. No payroll check can be issued at a dispatch office without a corresponding work ticket on the computer system. When a payroll check or CDM voucher is issued, the customer's weekly invoice and the dispatch office receivables ledger are automatically updated. Printed checks have watermarks and computer-generated signatures that are difficult to duplicate. Customer invoicing is centrally controlled. All cash receipts are received in lockbox accounts and are matched to customers' receivable records using an automated data capture system.

        Workers' Compensation Program.    We are required to pay workers' compensation insurance for our temporary workers and regular employees. For workers' compensation claims originating in the majority of states, we purchase deductible insurance policies from third party insurance companies unrelated to us. Under the terms of the policies, our workers' compensation exposure is limited to a deductible amount per occurrence and covers any claims for a particular event above a set deductible. We have also historically maintained aggregate stop loss insurance coverage that would allow us to recover from an insurer if the aggregate amount of deductible payments incurred by us in a given year exceeded a dollar threshold. In order to manage our overall insurance costs under our policy covering the 2002 plan year, we have significantly increased our per occurrence insurance deductible and dropped our aggregate stop loss coverage.

        For workers' compensation claims originating in Washington, Ohio, West Virginia, Canada and Puerto Rico, we pay workers' compensation insurance premiums as required by government administered programs. The insurance premiums are established by each jurisdiction, generally based upon the job classification of the insured workers and our previous claims experience. For workers' compensation claims originating in the United Kingdom, we have purchased an employers' liability insurance policy.

        We establish our reserve for workers' compensation using actuarial estimates of the future cost of claims and related expenses that have been reported but not settled, and that have been incurred but not reported. We regularly assess our estimates of our claims reserves against third party actuarial estimates, our claims history and industry data. Adjustments to the claims reserve are expensed or credited to costs of services in the periods in which they occur.

        We maintain a risk management department at our corporate headquarters to manage our insurers, third party claims administrators and medical service providers and to oversee our safety programs. We employ claims coordinators to reduce wage-loss compensation claims. The claims coordinators manage the acceptance, processing and final resolution of claims and administer our return to work program, wherein workers are employed at the local dispatch office or on customer assignments that require minimal physical exertion. We have an on-line connection with our third party administrator that allows the claims coordinators to maintain visibility of all claims, manage their progress and generate required management information.

Government Regulations

        Safety Programs.    We are subject to a number of state and federal statutes and administrative regulations pertaining to the safety of our workers. These laws generally require us to provide general safety awareness training and certain safety equipment to our workers. In most jurisdictions, when our temporary workers are on a customer's job site, they are considered the customer's employees for purposes of site-specific safety standards compliance. Under Occupational Safety and Health Administration (OSHA) regulations, responsibility for recording jobsite injuries to our temporary workers lies with our customers.

        We continue to emphasize safety awareness by training our management employees, office staff and temporary workers, issuing safety equipment, monitoring job sites and communicating with customers to promote job site safety. Each district maintains a safety committee which meets regularly to review safety issues and policies. Temporary workers are trained in safety procedures primarily by viewing safety tapes, reviewing a safety manual and completing a safety test at the beginning of their employment. Bulletin boards with safety-related posters are prominently displayed.

        We maintain our own inventory of safety equipment at each dispatch office. Standard equipment includes hard hats, protective boots, gloves, back braces, earplugs and safety goggles. Equipment is checked out to workers as appropriate. All construction jobs require steel-toed boots and a hard hat. The dispatch office manager ensures that workers take basic safety equipment to job sites.

        Dispatch office personnel are trained to discuss job safety parameters with customers on incoming work order requests. Managers conduct job site visits for new customer job orders and periodic "spot checks" of existing customers to review safety conditions at job sites. Workers are encouraged to report unsafe working conditions to us.

        Wage and Hour Regulation.    We are required to comply with applicable state and federal wage and hour laws. These laws require us to pay our employees minimum wage and overtime at applicable rates. When our workers are employed on public works projects we are generally required to pay prevailing wages and to comply with additional reporting obligations.

        Proposed New Regulation.    In 2001 and 2002, we have seen an increased level of activity in various state legislatures and in Congress with respect to proposed legislation that could affect our business. This proposed legislation, much of which is backed by labor unions, has included provisions such as a requirement that our temporary workers receive the same pay and benefits as our customers' regular employees, prohibitions on fees charged in connection with our CDMs and a requirement that our customers provide workers' compensation insurance for our temporary workers. We take a very active role in opposing such legislation and in informing policy makers as to the social and economic benefits of our business. We cannot guarantee that any such proposed legislation will not be enacted, in which event demand for our services may be adversely affected.

        Organized labor has sought to enact legislation in the State of California, our largest market. For example, legislation has been introduced into the California state legislature that would modify the current rules governing workers' compensation insurance in that state. Although the exact impact of this legislation on our business is unclear, the successful implementation of this or other similar legislation in California or our other large markets could significantly increase our costs of doing business or decrease the value of our services to our customers.

Competition

        The short-term, manual labor sector of the temporary services industry is highly competitive, with limited barriers to entry. A large percentage of temporary staffing companies serving this sector of the industry are local operations with fewer than five offices. Within local or regional markets, these firms actively compete with us for business. The primary bases of competition among local firms are price, service and the ability to provide the requested amount of workers on time. While entry into the market has limited barriers, lack of working capital frequently limits growth of smaller competitors.

        Although there are several large full-service and specialized temporary labor companies competing in national, regional and local markets, those companies have not yet aggressively expanded in our market segment. However, many of these competitors have substantially greater financial and marketing resources than we do. One or more of these competitors may decide at any time to enter or expand their existing activities in the short-term, light industrial market and provide new and increased competition to us. We believe that, among the larger competitors, the primary competitive factors in obtaining and retaining customers are the cost of temporary labor, the quality of the temporary workers provided, the responsiveness of the temporary labor company and the number and location of offices. The presence of one or more temporary service competitors in a particular market can create significant pricing pressure and this pricing pressure could harm our profit margins.

Trademarks

        Our business is not presently dependent on any patents, licenses, franchises, or concessions. "Labor Ready" and the service marks "Work Today, Paid Today" and "Work Today, Cash Today" are registered with the U.S. Patent and Trademark Office. We have also been granted a patent by the U.S. Patent and Trademark Office for the system of controlling a network of CDMs for the disbursement of payroll.

Properties

        We lease virtually all of our dispatch offices. Under most of these leases, we have the right to terminate the lease on 90 days notice and upon payment of three months rent. A small percentage of leases provide for a minimum one-year term.

        In 2001, we sold a 24,000 square foot building and a 44,000 square foot office building with an adjoining 10,000 square foot warehouse, which had served as our corporate headquarters and administrative offices in Tacoma, Washington until March 2001. In March 2001, we moved into a company-owned, 157,000 square foot office building with an attached parking garage in downtown Tacoma, Washington, which serves as our headquarters. We also own a dispatch office in Tacoma. Management believes all of our facilities are currently suitable for their intended use and that additional space can be obtained at commercially reasonable terms to meet future requirements.

Legal Proceedings

        From time to time we are party to litigation and other legal proceedings in the ordinary course of our business. Please refer to our public reports filed with the SEC, which describe certain material proceedings to which we are party and which are incorporated into this prospectus by reference. See the section below entitled "Incorporation By Reference."

DESCRIPTION OF NOTES

        We issued the notes under an indenture, dated as of June 19, 2002, between us and The Bank of New York, as trustee. The terms of the notes include those provided in the indenture, the notes and those provided in the registration rights agreement, which we will enter into with the initial purchasers. The following description is only a summary of the material provisions of the notes, the indenture and the registration rights agreement. We urge you to read these documents in their entirety because they, and not this description, will define your rights as holders of these notes. You may request copies of these documents at our address set forth above on the cover page of this prospectus.

        When we refer to Labor Ready, "we", "our" or "us" in this section, we refer only to Labor Ready, Inc., a Washington corporation, and not its subsidiaries.

Brief Description of the Notes

        The notes are:

  •
  limited to $70 million in aggregate principal amount;

  •
  general unsecured obligations, ranking junior in right of payment to all of our existing and future Senior Debt and, as indebtedness of Labor Ready, will be effectively subordinated to all existing and future indebtedness and liabilities of our subsidiaries;

  •
  convertible into our common stock at an initial conversion price of $7.26 per share, subject to adjustment as described below under "—Conversion Rights";

  •
  redeemable at our option in whole or in part beginning on June 20, 2005 upon the terms set forth under "—Provisional Redemption by Labor Ready";

  •
  subject to repurchase by us at your option if a change of control occurs as set forth below under "—Repurchase at Option of Holders Upon a Change of Control"; and

  •
  due on June 15, 2007, unless earlier converted, redeemed by us at our option or repurchased by us at your option.

        The indenture does not contain any financial covenants and does not restrict us or our subsidiaries from paying dividends, incurring additional debt or issuing or repurchasing our other securities. In addition, the indenture does not protect you in the event of a highly leveraged transaction or a change in control of Labor Ready except to the extent described below under "—Repurchase at Option of Holders Upon a Change of Control".

        No sinking fund is provided for the notes. The notes are not be subject to defeasance. The notes are issued only in registered form in denominations of $1,000 and any integral multiple of $1,000 above that amount. No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

        You may present definitive notes for conversion, registration of transfer and exchange, without service charge, at our office or agency in New York City, which shall initially be the office or agency of the trustee in New York City. For information regarding conversion, registration of transfer and exchange of global notes, see "—Form, Denomination and Registration".

Interest

        The notes bear interest from June 19, 2002 at the rate of 6.25% per year. We will pay interest semiannually on June 15 and December 15 of each year to the holders of record at the close of business on the preceding June 1 and December 1, respectively, beginning December 15, 2002. There are two exceptions to the preceding sentence:

  •
  In general, we will not pay accrued and unpaid interest on any note that is converted into our common stock. See "—Conversion Rights—Conversion Procedures".

  •
  We will pay interest to a person other than the holder of record on the relevant record date if we redeem, or holders elect to require us to repurchase, the notes on a date that is after the record date and on or prior to the corresponding interest payment date. In this instance, we will pay accrued and unpaid interest on the notes being redeemed to, but excluding, the redemption date or repurchase date, as the case may be, to the same person to whom we will pay the principal of those notes.

        We will pay the principal of, interest on, and any additional amounts due in respect of the global notes to DTC in immediately available funds.

        In the event definitive notes are issued, we will pay interest and any additional amount due on:

  •
  definitive notes having an aggregate principal amount of $5,000,000 or less by check mailed to the holders of those notes;

  •
  definitive notes having an aggregate principal amount of more than $5,000,000 by wire transfer in immediately available funds if requested by holder of those notes; and

  •
  at maturity, we will pay the principal of and interest on the definitive notes at our office or agency in New York City, which initially will be the office or agency of the trustee in New York City.

  •
  Interest generally will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Conversion Rights

  General

        You may convert any outstanding notes (or portions of outstanding notes) into our common stock, initially at the conversion price of $7.26 per share, equal to a conversion rate of 137.741 shares per $1,000 principal amount of notes. The conversion price will be subject, however, to adjustment as described below under "—Conversion Price Adjustments". We will not issue fractional shares of common stock upon conversion of notes. Instead, we will pay cash to you in an amount equal to the market value of that fractional share based upon the closing sale price of our common stock on the trading day immediately preceding the conversion date. You may convert notes only in denominations of $1,000 and whole multiples of $1,000.

        You may exercise conversion rights at any time prior to the close of business on the business day prior to the final maturity date of the notes. However, if you are a holder of notes that have been called for redemption, you must exercise your conversion rights prior to the close of business on the second business day preceding the redemption date, unless we default in payment of the redemption price. In addition, if you have exercised your right to require us to repurchase your notes because a change of control has occurred, you may convert your notes into our common stock only if you withdraw your notice and convert your notes prior to the close of business on the business day immediately preceding the change of control repurchase date.

  Conversion Procedures

        Except as provided below, if you convert your notes into our common stock on any day other than an interest payment date, you will not receive any interest that has accrued on these notes since the prior interest payment date. By delivering to the holder the number of shares issuable upon conversion, determined by dividing the principal amount of the notes being converted by the conversion price, together with a cash payment, if any, in lieu of fractional shares, we will satisfy our obligation with respect to the converted notes. That is, accrued but unpaid interest will be deemed to be paid in full rather than canceled, extinguished or forfeited.

        If you convert after a record date for an interest payment but prior to the corresponding interest payment date, you will receive on the interest payment date interest accrued and paid on such notes, notwithstanding the conversion of such notes prior to such interest payment date, because you will have been the holder of record on the corresponding record date. However, at the time you surrender such notes for conversion, you must pay us an amount equal to the interest that has accrued and will be paid on the notes being converted on the interest payment date. The preceding sentence does not apply, however, to a holder that converts, after a record date for an interest payment date but prior to the corresponding interest payment date, notes that we call for redemption prior to such conversion on a redemption date that is on or prior to the third business day after such interest payment date. Accordingly, if we call your notes for redemption on a date that is after a record date for an interest payment date but on or prior to the third business day after the corresponding interest payment date, and prior to the redemption date you choose to convert your notes, you will receive on the date that has been fixed for redemption the amount of interest you would have received if you had not converted your notes.

        You will not be required to pay any transfer taxes or duties relating to the issuance or delivery of our common stock if you exercise your conversion rights, but you will be required to pay any transfer tax or duties which may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than yours. Certificates representing shares of common stock will be issued or delivered only after all applicable transfer taxes and duties, if any, payable by you have been paid.

        To convert interests in a global note, you must deliver to DTC the appropriate instruction form for conversion pursuant to DTC's conversion program.

        To convert a definitive note, you will be required to:

  •
  complete the conversion notice on the back of the note (or a facsimile of it);

  •
  deliver the completed conversion notice and the notes to be converted to the specified office of the conversion agent;

  •
  pay all funds required, if any, relating to interest on the notes to be converted to which you are not entitled, as described in the second preceding paragraph; and

  •
  pay all transfer taxes or duties, if any, as described in the preceding paragraph.

        The conversion date will be the date on which all of the foregoing requirements have been satisfied. The notes will be deemed to have been converted immediately prior to the close of business on the conversion date. We will deliver, or cause to be delivered, to you a certificate for the number of shares of common stock into which the notes are converted (and cash in lieu of any fractional shares) as soon as practicable on or after the conversion date.

  Conversion Price Adjustments

        We will adjust the initial conversion price for certain events, including:

(1)
issuances of our common stock as a dividend or distribution on our common stock;

(2)
certain subdivisions, combinations or reclassifications of our common stock;

(3)
issuances to all holders of our common stock of certain rights or warrants to purchase our common stock (or securities convertible into our common stock) at less than (or having a conversion price per share less than) the current market price of our common stock;

(4)
distributions to all holders of our common stock of shares of our capital stock (other than our common stock), evidences of our indebtedness or assets (including securities, but excluding:

•
the rights and warrants referred to in paragraph (3) above;

•
any dividends and distributions in connection with a reclassification, change, consolidation, merger, combination, sale or conveyance resulting in a change in the conversion consideration pursuant to the fifth succeeding paragraph;

•
any dividends or distributions paid exclusively in cash; or

•
common stock distributions referred to in paragraph (1) above);

(5)
distributions consisting exclusively of cash to all holders of our common stock to the extent that such distributions, combined together with:

•
all other such all-cash distributions made within the preceding 12 months for which no adjustment has been made; plus

•
any cash and the fair market value of other consideration paid for any tender or exchange offers by us or any of our subsidiaries for our common stock expiring within the preceding 12 months for which no adjustment has been made, exceeds 10% of our market capitalization (defined as the product of the market price of our common stock multiplied by the number of shares of our common stock then outstanding on the record date or date of payment for such distribution) on the record date or the date of payment; and

(6)
purchases of our common stock pursuant to a tender offer made by us or any of our subsidiaries to the extent that the same involves an aggregate consideration that, together with:

•
any cash and the fair market value of any other consideration paid in any other tender or exchange offer by us or any of our subsidiaries for our common stock expiring within the 12 months preceding such tender offer for which no adjustment has been made; plus

•
the aggregate amount of any all-cash distributions referred to in paragraph (5) above paid to all holders of our common stock within 12 months preceding the expiration of tender offer for which no adjustments have been made, exceeds 10% of our market capitalization on the expiration of such tender offer.

        We will not make any adjustment if holders may participate in the transaction or in certain other cases. In cases where the fair market value of assets, debt securities or certain rights warrants or options to purchase our securities, applicable to one share of common stock, distributed to stockholders:

  •
  equals or exceeds the average quoted price of the common stock, or

  •
  such average quoted price exceeds the fair market value of such assets, debt securities or rights, warrants or options so distributed by less than $1.00,

  rather than being entitled to an adjustment in the conversion price, the holder of a note will be entitled to receive upon conversion, in addition to the shares of common stock, the kind and amount of assets, debt securities or rights, warrants or options comprising the distribution that such holder would have received if such holder had converted such notes immediately prior to the record date for determining the shareholders entitled to receive the distribution.

        We will not make an adjustment in the conversion price unless such adjustment would require a change of at least 1% in the conversion price then in effect at such time. We will carry forward and take into account in any subsequent adjustment any adjustment that would otherwise be required to be made. Except as stated above, we will not adjust the conversion price for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase any of the foregoing.

        In the event that we distribute shares of capital stock of a subsidiary of ours, the conversion price will be adjusted, if at all, based on the market value of the subsidiary stock so distributed relative to the market value of our common stock, in each case over a measurement period following the distribution.

        With respect to our rights issued pursuant to our rights plan as described under "Description of Capital Stock—Rights Plan," if holders of notes exercising the right of conversion attaching thereto after the date the rights separate from the underlying common stock are not entitled to receive the rights that would otherwise be attributable (but for the date of conversion) to the shares of common stock received upon conversion, the conversion price will be adjusted as though the rights were being distributed to holders of common stock on the date of such separation. If such an adjustment is made and the rights are later redeemed, invalidated or terminated, then a corresponding reversing adjustment will be made to the conversion price on an equitable basis.

        If we:

  •
  reclassify or change our common stock (other than changes resulting from a subdivision or combination); or

  •
  consolidate or combine with or merge into any person or sell or convey to another person all or substantially all of our property and assets,

  and the holders of our common stock receive stock, other securities or other property or assets (including cash or any combination thereof) with respect to or in exchange for their common stock, each outstanding note would, without the consent of any holders of notes, become convertible only into the consideration the holders of notes would have received if they had converted their notes immediately prior to such reclassification, change, consolidation, combination, merger, sale or conveyance. We may not become a party to any such transaction unless its terms are consistent with the foregoing.

        If a taxable distribution to holders of our common stock or other transaction occurs which results in any adjustment of the conversion price (including an adjustment at our option), you may, in certain circumstances, be deemed to have received a distribution subject to U.S. income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of our common stock. See "Certain United States Federal Income Tax Considerations".

        We may from time to time, to the extent permitted by law, reduce the conversion price of the notes by any amount for any period of at least 20 days. In that case, we will give at least 15 days notice of such decrease. We may make such reductions in the conversion price, in addition to those set forth above, as our board of directors deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

        If we adjust the conversion price pursuant to the above provisions, we will issue a press release through Dow Jones & Company, Inc. or Bloomberg Business News containing the relevant information and make this information available on our web site or through another public medium as we may use at that time.

Provisional Redemption by Labor Ready

        We may not redeem the notes in whole or in part at any time prior to June 20, 2005. At any time on or after June 20, 2005, we may redeem some or all of the notes on at least 30 but not more than 60 days notice, at redemption price equal to 100% of the principal amount of notes to be redeemed; provided, that, the Current Market Value of our common stock equals or exceeds 125% of the conversion price then in effect for at least 20 trading days in any consecutive 30 trading day period ending on the trading day prior to the date the notice of the provisional redemption is mailed. The "Current Market Value" means the closing sale price of our common stock, as reported on the New York Stock Exchange or the principal national securities exchange or inter-dealer quotation system on which our common stock is then listed, on such trading day.

        In addition, we will pay interest on the notes being redeemed, including those notes which are converted into our common stock after the date the notice of the redemption is mailed and prior to the third business day after the provisional redemption date. This interest will include interest accrued and unpaid to, but excluding, the provisional redemption date. In this instance, we will pay accrued and unpaid interest on the notes being redeemed to, but excluding, the provisional redemption date to the same person to whom we will pay the principal of these notes.

  Procedures for Partial Redemption

        If we do not redeem all of the notes, the trustee will select the notes to be redeemed in principal amounts of $1,000 or whole multiples of $1,000 by lot or on a pro rata basis. If any notes are to be redeemed in part only, we will issue a new note or notes in principal amount equal to the unredeemed principal portion thereof. If a portion of your notes is selected for partial redemption and you convert a portion of your notes, the converted portion will be deemed to be taken from the portion selected for redemption.

Repurchase at Option of Holders Upon a Change of Control

  Repurchase Upon a Change of Control

        If a change of control occurs, holders may require us to repurchase all of their notes not previously called for redemption, or any portion of those notes that is equal to $1,000 or a whole multiple of $1,000, at a repurchase price equal to 100% of the principal amount of the notes to be repurchased plus any accrued and unpaid interest to, but excluding, the repurchase date.

        A "change of control" will be deemed to have occurred at such time after the original issuance of the notes when any of the following has occurred:

  •
  the acquisition by any person, including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Securities Exchange Act of 1934, or the Securities Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of our capital stock entitling that person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than any acquisition by us, any of our subsidiaries or any of our employee benefit plans (except that such person shall be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); or

  •
  the first day on which a majority of the members of our board of directors does not consist of continuing directors; or

  •
  the consolidation or merger of us with or into any other person, any merger of another person into us, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets to another person, other than:

  (1)
  any transaction:

  —
  that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock; and

  —
  pursuant to which the holders of 50% of more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors immediately prior to such transaction have the right to exercise, directly or indirectly, 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors of the continuing or surviving person immediately after giving effect to such issuance; and

  (2)
  any merger primarily for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity.

        However, a change of control will be deemed not to have occurred if:

  •
  the closing sale price per share of our common stock for any five trading days within:

  —
  the period of 10 consecutive trading days ending immediately after the later of the change of control or the public announcement of the change of control, in the case of a change of control under the first or second bullet point above; or

  —
  the period of 10 consecutive trading days ending immediately before the change of control, in the case of a change of control under the third bullet point above,

        equals or exceeds 110% of the conversion price of the notes in effect on each such trading day; or

  •
  all of the consideration in the transaction or transactions (other than cash payments for fractional shares and cash payments made in respect of dissenters' appraisal rights) constituting a change of control consists of shares of common stock traded or to be traded immediately following such change of control on a national securities exchange or the Nasdaq National Market and, as a result of the transaction or transactions, the notes become convertible solely into such common stock (and any rights attached thereto).

        Beneficial ownership shall be determined in accordance with Rules 13d-3 and 13d-5 under the Securities Exchange Act. The term "person" includes any syndicate or group which would be deemed to be a "person" under Section 13(d)(3) under the Securities Exchange Act.

        "Continuing directors" means, as of any date of determination, any member of the board of directors of Labor Ready who:

  •
  was a member of the board of directors on June 13, 2002; or

  •
  was nominated for election or elected to the board of directors with the approval of a majority of the continuing directors who were members of the board at the time of new director's nomination or election.

        The definition of "change of control" includes a phrase relating to the conveyance, transfer, sale, transfer, lease or disposition of "all or substantially all" of our properties and assets. There is no precise, established definition of the phrase "substantially all" under applicable law. In interpreting this phrase, courts, among other things, make a subjective determination as to the portion of assets conveyed, considering many factors, including the value of assets conveyed, the proportion of an entity's income derived from the assets conveyed and the significance of those assets to the ongoing business of the entity. To the extent the meaning of such phrase is uncertain, uncertainty will exist as to whether or not a change of control may have occurred and, accordingly, as to whether or not the holders of notes will have the right to require us to repurchase their notes.

Repurchase Right Procedures

        Within 30 days after the occurrence of a change of control, we will be required to give notice to all holders of the occurrence of the change of control and of their resulting repurchase right. The repurchase date will be no later than 30 days after the date we give that notice. The notice will be delivered to the holders at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law, stating, among other things, the procedures that holders must follow to require us to repurchase their notes as described below.

        If holders have the right to cause us to repurchase their notes as described above, we will issue a press release through Dow Jones & Company, Inc. or Bloomberg Business News containing the relevant information and make this information available on our web site or through another public medium as we may use at that time.

        To elect to require us to repurchase notes, each holder must deliver the repurchase notice so that it is received by the paying agent no later than the close of business on the second business day immediately prior to the repurchase date, unless we specify a later date, and must state certain information, including:

  •
  the certificate numbers of the holders' notes to be delivered for repurchase;

  •
  the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple of $1,000; and

  •
  that the notes are to be repurchased by us pursuant to the applicable provision of the indenture.

        A holder may withdraw any repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the repurchase date. The notice of withdrawal must state certain information, including:

  •
  the principal amount of notes being withdrawn;

  •
  the certificate numbers of the notes being withdrawn; and

  •
  the principal amount, if any of the notes that remain subject to the repurchase notice.

        The Securities Exchange Act requires the dissemination of certain information to security holders and that an issuer follow certain procedures if an issuer tender offer occurs, which may apply if the repurchase right summarized above becomes available to holders of the notes. In connection with any offer to require us to repurchase notes as summarized above we will, to the extent applicable:

  •
  comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Securities Exchange Act which may then be applicable; and

  •
  file a Schedule TO or any other required schedule or form under the Securities Exchange Act.

        Our obligation to pay the repurchase price for notes for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon the holder delivering the notes, together with necessary endorsements, to the paying agent at any time after delivery of the repurchase notice. We will cause the repurchase price for the notes to be paid promptly following the later of the repurchase date or the time of delivery of the notes, together with such endorsements.

        If the paying agent holds money sufficient to pay the repurchase price of the notes for which a repurchase notice has been given on the business day following the repurchase date in accordance with the terms of the indenture, then, immediately after the repurchase date, the notes will cease to be outstanding and interest on the notes will cease to accrue, whether or not the notes are delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the repurchase price upon delivery of the notes.

        We may, to the extent permitted by applicable law and the agreements governing our Senior Debt, at any time purchase the notes in the open market or by tender at any price or by private agreement. Any notes so purchased by us shall be surrendered to the trustee for cancellation. Any notes surrendered to the trustee may, to the extent permitted by applicable law, be reissued or resold or may be surrendered to the trustee for cancellation. Any note surrendered to the trustee for cancellation may not be reissued or resold and will be canceled promptly.

Limitations on Repurchase Rights

        The repurchase rights described above may not necessarily protect holders of the notes if a highly leveraged or another transaction involving us occurs that may adversely affect holders.

        Our ability to repurchase notes upon the occurrence of a change of control is subject to important limitations. The occurrence of a change of control could cause an event of default under, or be prohibited or limited by, the terms of our existing or future Senior Debt. As a result, any repurchase of the notes upon a change of control would, absent a waiver, be prohibited under the subordination provisions of the indenture until our Senior Debt is paid in full. Further, we cannot assure you that, in that event, we would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. Any failure by us to repurchase the notes when required following a change of control would result in an event of default under the indenture, whether or not such repurchase is permitted by the subordination provisions of the indenture. Any such default may, in turn, cause a default under our Senior Debt or any Senior Debt that we may incur in the future. See "—Ranking" below. In addition, our ability to repurchase notes may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries and other provisions in the agreements governing our Senior Debt.

        The change of control repurchase provision of the notes may, in certain circumstances, make more difficult or discourage a takeover of our company. The change of control repurchase feature, however, is not the result of our knowledge of any specific effort to accumulate shares of our common stock, to obtain control of us by means of a merger, tender offer solicitation or otherwise or by management to adopt a series of anti-takeover provisions. Instead, the change of control purchase feature is a standard term contained in convertible securities similar to the notes.

Ranking

        The notes are subordinated in right of payment to the prior payment in full of all our existing and future Senior Debt.

        The indenture provides that in the event of any distribution of our assets to creditors upon our dissolution, winding up, liquidation, reorganization or similar proceeding, the holders of our Senior Debt will first be paid in respect of all Senior Debt in full in cash or other payment satisfactory to the holders of Senior Debt before we make any payments of principal of and interest (including additional amounts, if any) on the notes. In addition, if the notes are accelerated because of an event of default, the holders of any Senior Debt would be entitled to payment in full in cash or other payment satisfactory to the holders of Senior Debt of all obligations in respect of Senior Debt before the holders of the notes are entitled to receive any payment or distribution. Under the indenture, we are required to promptly notify holders of Senior Debt if payment of the notes is accelerated because of an event of default.

        The indenture further provides that if any default by us has occurred and is continuing in the payment of principal of or premium, if any, or interest on, rent or other payment obligations in respect of, any Senior Debt, no payment may be made on account of principal of or interest on the notes (including any additional amounts), until all such payments due in respect of that Senior Debt have been paid in full in cash or other payment satisfactory to the holders of that Senior Debt. During the continuance of any event of default with respect to any Designated Senior Debt (other than a default in payment of the principal of or premium, if any, or interest (including any additional amounts) on, rent or other payment obligations in respect of any Designated Senior Debt), permitting the holders thereof to accelerate the maturity thereof (or, in the case of any lease constituting Indebtedness, permitting the landlord under such lease either to terminate the lease or to require us to make an irrevocable offer to terminate the lease following an event of default thereunder), no payment may be made by us, directly or indirectly, with respect to principal of or interest (including any additional amounts, if any) on the notes for 179 days following written notice from any holder, representative or trustee under any agreement pursuant to which that Designated Senior Debt may have been issued, that such an event of default has occurred and is continuing, unless such event of default has been cured or waived or that Designated Senior Debt has been paid in full in cash or other payment satisfactory to the holders of that Designated Senior Debt. However, if the maturity of that Designated Senior Debt is accelerated (or, in the case of a lease constituting Indebtedness, as a result of such events of default, the landlord under such lease has given us notice of its intention to terminate the lease or to require us to make an irrevocable offer to terminate the lease following an event of default thereunder), no payment may be made on the notes until that Designated Senior Debt has been paid in full in cash or other payment satisfactory to the holders of that Designated Senior Debt or such acceleration (or termination, in the case of the lease) has been cured or waived. Not more than one payment blockage notice may be given in any consecutive 365-day period, irrespective of the number of defaults with respect to the Designated Senior Debt during such period.

        By reason of the subordination provisions described above, in the event of insolvency, funds which we would otherwise use to pay the holders of notes will be used to pay the holders of Senior Debt to the extent necessary to pay Senior Debt in full in cash or other payment satisfactory to the holders of Senior Debt. As a result of these payments, our general creditors may recover less, ratably, than holders of Senior Debt and such general creditors may recover more, ratably, than holders of notes.

        "Senior Debt" means:

  •
  the principal of, premium, if any, interest (including all interest and additional amounts, if any, accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding), and rent payable on or termination payments with respect to or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, our Indebtedness, whether outstanding on the date of the indenture or subsequently created, incurred, assumed, guaranteed or in effect guaranteed by us; and

  •
  all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing,

unless in the case of any particular Indebtedness, the instrument creating or evidencing such Indebtedness or the assumption or guarantee thereof expressly provides that the Indebtedness shall not be senior in right of payment to the notes or expressly provides that such Indebtedness is equal with or junior to the notes. However, the term "Senior Debt" will not include: (1) the Indebtedness we owe to any of our subsidiaries of which we own, directly or indirectly, a majority of the voting stock, (2) any liability for federal, state, local or other taxes owed or owing by us, (3) any trade payables and (4) the notes offered hereby.

        "Indebtedness" means, with respect to any person:

(1)
all indebtedness, obligations and other liabilities (contingent or otherwise) of that person for borrowed money (including obligations in respect of overdrafts, and any loans or advances from banks, whether or not evidenced by notes or similar instruments) or evidenced by bonds, notes or other instruments for the payment of money, or incurred in connection with the acquisition of any property, services or assets (whether or not the recourse of the lender is to the whole of the assets of such person or to only a portion thereof), other than any accounts payable or other accrued current liability or obligation to trade creditors incurred in the ordinary course of business in connection with the obtaining of materials or services;

(2)
all reimbursement obligations and other liabilities (contingent or otherwise) of that person with respect to letters of credit, bank guarantees, bankers' acceptances, surety bonds, performance bonds or other guaranty of contractual performance;

(3)
all obligations and liabilities (contingent or otherwise) in respect of (A) leases of such person required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on the balance sheet of such person, and (B) any leases or related documents (including a purchase agreement) in connection with the lease of real property which provides that such person is contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the landlord and the obligations of such person under such lease or related document to purchase or to cause a third party to purchase the leased property;

(4)
all obligations of such person (contingent or otherwise) with respect to an interest rate or other swap, cap or collar agreement or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement;

(5)
all direct or indirect guaranties or similar agreements by that person in respect of, and obligations or liabilities (contingent or otherwise) of that person to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another person of the kind described in clauses (1) through (4) above;

(6)
any indebtedness or other obligations described in clauses (1) through (4) above secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by such person, regardless of whether the indebtedness or other obligation secured thereby shall have been assumed by such person; and

(7)
any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in clauses (1) through (6) above.

        "Designated Senior Debt" means (1) our Credit Agreement dated as of January 4, 2002 between us and Wells Fargo Bank, National Association (the "Wells Fargo Facility"), (2) our Accounts Receivable Facility, and (3) our Senior Debt which, at the date of determination, has an aggregate amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $15.0 million and is specifically designated in the instrument evidencing or governing that Senior Debt as "Designated Senior Debt" for purposes of the indenture. However, the instrument may place limitations and conditions on the right of that Senior Debt to exercise the rights of Designated Senior Debt.

        At June 28, 2002, we had approximately $114.3 million of Senior Debt (net of cross-collateralized obligations), of which $68.8 million is Designated Senior Debt. In addition, at June 28, 2002, we had available, subject to collateral pledging requirements, up to an additional $31.2 million (inclusive of amounts to secure letters of credit) under our Accounts Receivable Facility and an additional $9.9 million under our Wells Fargo Facility, all of which would be Designated Senior Debt if drawn. The indenture will not restrict our ability to incur Senior Debt or any other indebtedness in the future.

        The notes are our obligations exclusively and are, in effect, subordinated to all Indebtedness and other liabilities (including trade payables) of our subsidiaries. The indenture does not limit the amount of Indebtedness or other liabilities our subsidiaries may incur in the future. Our ability to make required interest, principal, redemption or repurchase payments on the notes may be impaired as a result of the obligations of our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due under the notes or to make any funds available therefor, whether by dividends, loans or other payments. Any right we have to receive assets of any of our subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the notes to receive those assets) will be effectively subordinated to the claims of that subsidiary's creditors, except to the extent that we are ourselves recognized as a creditor of that subsidiary, in which case our claims would still be subordinated or to any security interests in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by us. At June 28, 2002, except for intercompany liabilities and debt guaranteed by Labor Ready, Inc., our subsidiaries had no liabilities outstanding that would constitute Indebtedness under the indenture.

        We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against any losses, liabilities or expenses incurred by it in connection with its duties relating to the notes. The trustee's claims for such payments are senior to those of holders of the notes in respect of all funds collected or held by the trustee.

Consolidation, Merger, Etc.

        The indenture provides that we may, without the consent of the holders of any of the notes, consolidate with or merge into any other person or convey, transfer, sell, lease or otherwise dispose of all or substantially all of our properties and assets to another person as long as, among other things:

  •
  the resulting, surviving or transferee person is organized and existing under the laws of the United States, any state thereof or the District of Columbia;

  •
  that person assumes all of our obligations under the indenture and the notes; and

  •
  Labor Ready or such successor is not then or immediately thereafter in default under the indenture and no event which, after notice or lapse of time, would become an event of default under the indenture, shall have occurred and be continuing.

        The occurrence of certain of the foregoing transactions could also constitute a change of control under the indenture.

        The covenant described above includes a phrase relating to the conveyance, transfer, sale, lease or disposition of "all or substantially all" of our properties and assets. There is no precise, established definition of the phrase "substantially all" under applicable law. In interpreting this phrase, courts, among other things, make a subjective determination as to the portion of assets conveyed, considering many factors, including the value of assets conveyed, the proportion of an entity's income derived from the assets conveyed and the significance of those assets to the ongoing business of the entity. To the extent the meaning of such phrase is uncertain, uncertainty will exist as to whether or not a change of control may have occurred and, accordingly, as to whether or not the holders of notes will have the right to require us to repurchase their notes.

Events of Default

        Each of the following constitutes an event of default under the indenture:

(1)
our failure to pay when due the principal of any of the notes at maturity, upon redemption or exercise of a repurchase right or otherwise, whether or not such payment is prohibited by the subordination provisions of the indenture;

(2)
our failure to pay an installment of interest (including additional amounts, if any) on any of the notes for 30 days after the date when due, whether or not such payment is prohibited by the subordination provisions of the indenture;

(3)
our failure to perform or observe any other term, covenant or agreement contained in the notes or the indenture for a period of 60 days after written notice of such failure, requiring us to remedy the same, shall have been given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding;

(4)
a default under any Indebtedness for money borrowed by us or any of our subsidiaries that is a "significant subsidiary" (as defined in Rule 405 of the Securities Act) the aggregate outstanding principal amount of which is in an amount in excess of $15 million, for a period of 30 days after written notice to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amount of the notes then outstanding, which default:

•
is caused by a failure to pay principal or interest when due on such Indebtedness by the end of the applicable grace period, if any, unless such Indebtedness is discharged; or

•
results in the acceleration of such Indebtedness, unless such acceleration is waived, cured, rescinded, annulled or such Indebtedness is discharged; and

(5)
certain events of bankruptcy, insolvency or reorganization with respect to us or any of our subsidiaries that is a significant subsidiary.

        The indenture provides that the trustee will, within 90 days of the occurrence of a default, give to the registered holders of the notes notice of all uncured defaults known to it, but the trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered holders, except in the case of a default in the payment of the principal of or interest on, any of the notes when due or in the payment of any redemption or repurchase obligation.

        If an event of default specified in clause (5) above occurs and is continuing with respect to us, then automatically the principal of all the notes and the interest thereon shall become immediately due and payable. If an event of default shall occur and be continuing, other than with respect to clause (5) above with respect to us (the default not having been cured or waived as provided under "—Modifications and Amendments" below), the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding may declare the notes due and payable at their principal amount together with accrued interest, and thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of notes by appropriate judicial proceedings. Such declaration may be rescinded or annulled either with the written consent of the holders of a majority in aggregate principal amount of the notes then outstanding.

        The indenture contains a provision entitling the trustee, subject to the duty of the trustee during default to act with the required standard of care, to be indemnified by the holders of notes before proceeding to exercise any right or power under the indenture at the request of such holders. The indenture provides that the holders of a majority in aggregate principal amount of the notes then outstanding through their written consent may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee.

        We are required to furnish annually to the trustee a statement as to the fulfillment of our obligations under the indenture.

Modifications and Amendments

  Changes Requiring Approval of Each Affected Holder

        Except as set forth below and under "—Changes Requiring No Approval," we and the trustee may amend or supplement the Indenture or the notes with the consent of the holders of a majority in aggregate principal amount of the outstanding notes. However, the indenture, including the terms and conditions of the notes, may not be modified or amended without the written consent or the affirmative vote of the holder of each note affected by such change to:

  •
  change the maturity of the principal of or the date any installment of interest (including any payment of additional amounts) is due on any note;

  •
  reduce the principal amount, repurchase price or redemption price of, or interest (including any payment of additional amounts) on, any note;

  •
  change the currency of payment of such note or interest thereon;

  •
  impair the right to institute suit for the enforcement of any payment on or with respect to any note;

  •
  modify our obligations to maintain an office or agency in New York City;

  •
  except as otherwise permitted or contemplated by provisions concerning corporate reorganizations, adversely affect the repurchase rights of holders or the conversion rights of holders of the notes;

  •
  modify the redemption provisions of the indenture in a manner adverse to the holders of notes;

  •
  modify the subordination provisions of the indenture in a manner adverse to the holders of notes; or

  •
  reduce the percentage in aggregate principal amount of notes outstanding necessary to modify or amend the indenture or to waive any past default.

  Changes Requiring No Approval

        The indenture, including the terms and conditions of the notes, may be modified or amended by us and the trustee, without the consent of any holders of notes, for the purposes of, among other things:

  •
  adding to our covenants for the benefit of the holders of notes;

  •
  surrendering any right or power conferred upon us;

  •
  providing for conversion rights of holders of notes if any reclassification or change of our common stock or any consolidation, merger or sale of all or substantially all of our assets occurs;

  •
  providing for the assumption of our obligations to the holders of notes in the case of a merger, consolidation, conveyance, transfer or lease;

  •
  reducing the conversion price, provided that the reduction will not adversely affect the interests of the holders of notes;

  •
  complying with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939;

  •
  curing any ambiguity or correcting or supplementing any defective provision contained in the indenture, provided that such modification or amendment does not, in the good faith opinion of our board of directors, adversely affect the interests of the holders of notes in any material respect; or

  •
  adding or modifying any other provisions with respect to matters or questions arising under the indenture that we or the trustee may deem necessary or desirable and that will not, in the good faith opinion of our board of directors, adversely affect the interests of the holders of notes.

Satisfaction and Discharge

        We may satisfy and discharge our obligations under the indenture while notes remain outstanding, subject to certain conditions, if:

  •
  all outstanding notes will become due and payable at their scheduled maturity within one year; or

  •
  all outstanding notes are scheduled for redemption within one year,

and, in either case, we have deposited with the trustee an amount sufficient to pay and discharge all outstanding notes on the date of their scheduled maturity or the scheduled date of redemption.

Governing Law

        The indenture and the notes are governed by, and construed in accordance with, the law of the State of New York.

Information Concerning the Trustee and the Transfer Agent

        The Bank of New York, as trustee under the indenture, has been appointed by us as paying agent, conversion agent, registrar and custodian with regard to the notes. American Securities Transfer and Trust, Inc. is the transfer agent and registrar for our common stock. The trustee or its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

Registration Rights

        We have entered into a registration rights agreement with the initial purchasers dated as of June 19, 2002 for the benefit of the holders of the notes. Pursuant to the agreement, we are required, at our expense, to:

  •
  file with the SEC not later than the date 90 days after the earliest date of original issuance of any of the notes a shelf registration statement (of which this prospectus is a part) covering resales by holders of all notes and the common stock issuable upon conversion of the notes;

  •
  use our reasonable best efforts to cause such shelf registration statement to become effective as promptly as is practicable, but in no event later than 180 days after the earliest date of original issuance of any of the notes; and

  •
  use our reasonable best efforts to keep the shelf registration statement effective until the earliest of:

  (1)
  two years after the last date of original issuance of any of the notes;

  (2)
  the date when the holders of the notes and the common stock issuable upon conversion of the notes are able to sell all such securities immediately without restriction pursuant to the volume limitation provisions of Rule 144 under the Securities Act; and

  (3)
  the date when all of the notes and the common stock into which the notes are convertible are registered under the shelf registration statement and disposed of in accordance with the shelf registration statement.

        At least 20 business days (but not more than 40 business days) prior to the date we in good faith expect the shelf registration statement to be declared effective by the SEC, we will mail a form to all holders of the notes and common stock issued upon conversion of the notes that provides notice of the impending effectiveness of the shelf registration statement and requests each holder to elect to be named as a selling securityholder in this prospectus and certain related information. To be named as a selling securityholder in this prospectus, a holder will be required to complete and deliver the notice and questionnaire within 20 business days of the date of the questionnaire. Holders that do not complete and deliver the election form and questionnaire in a timely manner will not be named as selling securityholders in this prospectus at the time of effectiveness. Thereafter, upon receipt of a completed notice and questionnaire, we will as promptly as reasonably practicable file any amendments or supplements to the shelf registration statement, to allow holders to be named as selling securityholders in the prospectus contained in it.

        We will:

  •
  make available to each holder for whom the shelf registration statement was filed copies of this prospectus;

  •
  notify each such holder when the shelf registration statement has become effective; and

  •
  take certain other actions as are required to permit unrestricted resales of the notes and the common stock issuable upon conversion of the notes.

        Each holder who sells securities pursuant to the shelf registration statement generally will be:

  •
  required to be named as a selling stockholder in this prospectus;

  •
  required to deliver a copy of this prospectus to purchasers;

  •
  subject to certain of the civil liability provisions under the Securities Act in connection with the holder's sales; and

  •
  bound by the provisions of the registration rights agreement which are applicable to the holder (including certain indemnification rights and obligations).

        Each holder must notify us not later than three business days prior to any proposed sale by that holder pursuant to the shelf registration statement. This notice will be effective for five business days. We may suspend the holder's use of the prospectus for a reasonable period not to exceed 45 days in any 90-day period, and not to exceed an aggregate of 90 days in any 360-day period, if:

  •
  the prospectus would, in our judgment, contain a material misstatement or omission as a result of an event that has occurred and is continuing; and

  •
  we reasonably determine that the disclosure of this material non-public information would have a material adverse effect on us and our subsidiaries taken as a whole.

        However, if the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede our ability to consummate such transaction, we may extend the suspension period from 45 days to 90 days. Each holder, by its acceptance of a note, agrees to hold any communication by us in response to a notice of a proposed sale in confidence.

        Upon the initial sale pursuant to the shelf registration statement of notes or common stock issued upon conversion of the notes, each selling holder will be required to deliver a notice of such sale, in substantially the form attached as Exhibit 1 to this prospectus, to the trustee and us. The notice will, among other things:

  •
  identify the sale as a transfer pursuant to the shelf registration statement;

  •
  certify that the prospectus delivery requirements, if any, of the Securities Act have been complied with; and

  •
  certify that the selling holder and the aggregate principal amount of notes or number of shares, as the case may be, owned by such holder are identified in the related prospectus in accordance with the applicable rules and regulations under the Securities Act.

        If the registration statement ceases to be effective or fails to be usable and (1) we do not cure the registration statement within five business days by a post-effective amendment or a report filed pursuant to the Securities Exchange Act or (2) if applicable, we do not terminate the suspension period, described in the preceding paragraph, by the 45th or 90th day, as the case may be, or the suspension periods exceed an aggregate of 90 days in any 360 day period (each, a "registration default"), then additional amounts will accrue on the notes, from and including the day following the registration default to but excluding the day on which the registration default has been cured. Additional amounts will be paid semiannually in arrears, with the first semiannual payment due on the first interest payment date, as applicable, following the date on which such additional amounts begin to accrue, and will accrue at a rate per year equal to:

  •
  an additional 0.25% of the principal amount to and including the 90th day following such registration default; and

  •
  an additional 0.50% of the principal amount from and after the 91st day following such registration default.

        In no event will additional amounts accrue at a rate per year exceeding 0.50%. If a holder has converted some or all of its notes into common stock, the holder will be entitled to receive equivalent amounts based on the principal amount of the notes converted.

        If a shelf registration statement covering the resales of the notes and common stock into which the notes are convertible is not effective, these securities may not be sold or otherwise transferred except pursuant to Rule 144 or Rule 144A of the Securities Act, Regulation S under the Securities Act or another exemption to the registration requirements under the Securities Act.

Form, Denomination and Registration

  Denomination and Registration

        The notes are issued in fully registered form, without coupons, in denominations of $1,000 principal amount and whole multiples of $1,000.

  Global Notes; Book-Entry Form

        Except as provided below, the notes are evidenced by one or more global notes deposited with the trustee as custodian for DTC, and registered in the name of Cede & Co. as DTC's nominee.

        Record ownership of the global notes may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee, except as set forth below. A holder may hold its interests in a global note directly through DTC if such holder is a participant in DTC, or indirectly through organizations which are direct DTC participants if such holder is not a participant in DTC. Transfers between direct DTC participants will be effected in the ordinary way in accordance with DTC's rules and procedures and will be settled in same-day funds. Holders may also beneficially own interests in the global notes held by DTC through certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly. Transfers between direct DTC participants will be effected in the ordinary way in accordance with DTC's rules and procedures and will be settled in same-day funds.

        So long as Cede & Co., as nominee of DTC, is the registered owner of the global notes, Cede & Co. for all purposes will be considered the sole holder of the global notes. Except as provided below, owners of beneficial interests in the global notes:

  •
  will not be entitled to have certificates registered in their names;

  •
  will not receive or be entitled to receive physical delivery of certificates in definitive form; and

  •
  will not be considered holders of the global notes.

        The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability of an owner of a beneficial interest in a global note to transfer the beneficial interest in the global note to such persons may be limited.

        We will wire, through the facilities of the trustee, payments of principal of and interest on the global notes to Cede & Co., the nominee of DTC, as the registered owner of the global notes. None of Labor Ready, the trustee and any paying agent will have any responsibility or be liable for paying amounts due on the global notes to owners of beneficial interests in the global notes.

        It is DTC's current practice, upon receipt of any payment of principal of and interest on the global notes, to credit participants' accounts on the payment date in amounts proportionate to their respective beneficial interests in the notes represented by the global notes, as shown on the records of DTC, unless DTC believes that it will not receive payment on the payment date. Payments by DTC participants to owners of beneficial interests in notes represented by the global notes held through DTC participants will be the responsibility of DTC participants, as is now the case with securities held for the accounts of customers registered in "street name".

        If you would like to convert your notes into common stock pursuant to the terms of the notes, you should contact your broker or other direct or indirect DTC participant to obtain information on procedures, including proper forms and cut-off times, for submitting those requests.

        Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and other banks, your ability to pledge your interest in the notes represented by global notes to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate.

        Neither Labor Ready nor the trustee (nor any registrar, paying agent or conversion agent under the indenture) will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including, without limitation, the presentation of notes for conversion as described below, only at the direction of one or more direct DTC participants to whose account with DTC interests in the global notes are credited and only for the principal amount of the notes for which directions have been given.

        DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act. DTC was created to hold securities for DTC participants and to facilitate the clearance and settlement of securities transactions between DTC participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations, such as the initial purchasers of the notes. Certain DTC participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.

        Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global notes among DTC participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will cause notes to be issued in definitive form in exchange for the global notes. None of Labor Ready, the trustee or any of their respective agents will have any responsibility for the performance by DTC, direct or indirect DTC participants of their obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in global notes.

        According to DTC, the foregoing information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

DESCRIPTION OF CAPITAL STOCK

        This summary highlights selected information about our capital stock and the associated rights, and may not contain all of the information that is important to you. Under our articles of incorporation we are authorized to issue up to 100,000,000 shares of our common stock, no par value, and 20,000,000 shares of preferred stock. The following summary of certain provisions of the common stock and preferred stock is not complete and may not contain all the information you should consider before investing in the notes. We encourage you to read our articles of incorporation and our shareholder rights agreement that creates the rights to acquire shares of our preferred stock upon the occurrence of certain events because they, and not this summary, define the rights of holders of common stock and the associated rights. We have filed our articles of incorporation and the rights agreement with the SEC. See "Where You Can Find More Information" for information on how to obtain these documents.

Common Stock

        Holders of our common stock are entitled to one vote per share on all matters submitted to a vote of the shareholders and have no cumulative voting rights. Holders of our common stock are not entitled to preemptive, subscription, redemption or sinking fund rights, or rights to convert their common stock into any other securities. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our common stock will be entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of Labor Ready, holders of our common stock will be entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference to any then outstanding preferred stock. All outstanding shares of our common stock are fully paid and nonassessable.

        In June 1999, the board of directors authorized a three-for-two common stock split. This common stock split was effected in the form of three shares of common stock issued for every two shares of common stock outstanding as of the date of declaration. All applicable share and per share data have been adjusted for the effect of this stock split.

        During 2001, 2000 and 1999, we repurchased 836,000 shares, 2,377,000 shares and 136,000 shares of common stock on the open market for cash consideration of $3.1 million, $10.8 million and $1.4 million, respectively. The repurchased shares were retired and are not available for reissuance.

Preferred Stock

        Pursuant to our articles of incorporation, our board of directors has the authority, without further action by the shareholders, to issue up to 20,000,000 shares of blank check preferred stock in one or more series and to fix the designations, powers, preferences, privileges and relative, participating, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of our common stock. The board of directors, without shareholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of our common stock. Preferred stock could thus be issued quickly with terms that could delay or prevent a change in control of Labor Ready or make removal of management more difficult. Additionally, the issuance of preferred stock may decrease the market price of our common stock and may adversely affect the voting and other rights of the holders of our common stock.

        The initial series of blank check preferred stock of the corporation authorized by our board of directors in accordance with our articles of incorporation, was designated as Series A Preferred Stock. Each share of Series A Preferred Stock is entitled to one vote in all matters submitted to a vote of our shareholders. The Series A Preferred Stock will vote on par with the Common Shares as a single class unless the action being considered involves a change in the rights of the Series A Preferred Stock. The

Series A Preferred Stock bears a cumulative annual dividend rate of five percent accrued on December 31 of each year, is redeemable at par value plus accumulated dividends at our option at any time after December 31, 1994, and contains an involuntary preferential liquidation distribution equivalent to the par value plus all accumulated dividends remaining unpaid.

        In June 1999, our board of directors authorized a three-for-two preferred stock split. This preferred stock split was effected in the form of three shares of preferred stock issued for every two shares of preferred stock outstanding as of each date of declaration. All applicable share and per share data have been adjusted for the effect of the stock splits.

        Pursuant to the Rights Plan as defined below, 2,000,000 shares of preferred stock have been reserved for issuance under terms of the Rights Plan.

        At June 28, 2002 and December 31, 2001 and 2000, we had no outstanding shares of preferred stock. We repurchased, at the par value of $0.131 per share plus accumulated dividends, and retired 6,486,000 preferred shares in 2000.

Special Meetings of Shareholders; Shareholder Action By Written Consent

        Our articles of incorporation permit any action required or permitted to be taken by our shareholders to be effected at a duly called annual or special meeting of shareholders or by unanimous consent in writing. Additionally, our articles of incorporation and bylaws authorize special meetings of our shareholders to be called by any officer, our board of directors or one or more shareholders holding at least 10% of the shares entitled to vote on any issued proposed to be considered.

Anti-Takeover Effects Of Certain Provisions Of Our Articles of Incorporation, Bylaws And Washington Law

        As noted above, our board of directors, without shareholder approval, has the authority under our articles of incorporation to issue preferred stock with rights superior to the rights of the holders of our common stock. As a result, preferred stock could be issued quickly and easily, could adversely affect the rights of holders of our common stock and could be issued with terms calculated to delay or prevent a change in control of Labor Ready or make removal of management more difficult.

        Washington law imposes restrictions on certain transactions between a corporation and certain significant shareholders. Chapter 23B.19 of the Washington Business Corporations Act prohibits a "target corporation," with certain exceptions, from engaging in certain significant business transactions with a person or group of persons that beneficially owns 10% or more of the voting securities of the target corporation (an "acquiring person") for a period of five years after the acquisition of the securities, unless the transaction or acquisition of securities is approved by a majority of the members of the target corporation's board of directors prior to the time of acquisition. Such prohibited transactions include, among other things, a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the acquiring person; termination of 5% or more of the employees of the target corporation as a result of the acquiring person's acquisition of 10% or more of the shares; or allowing the acquiring person to receive any disproportionate benefit as a shareholder.

        After the five-year period, a "significant business transaction" may occur, as long as it complies with certain "fair price" provisions of the statute. A corporation may not "opt out" of this statute. This provision may have the effect of delaying, deterring or preventing a change in control of Labor Ready.

Rights Plan

        In 1998, our board of directors adopted a Shareholders Rights Plan (the "Rights Plan") and authorized a dividend distribution of one right for each share of our common stock outstanding as of February 2, 1998 and the issuance of one right with respect to each additional share of our common stock issued thereafter. Among other things, the Rights Plan provides that as of a distribution date, each right entitles the holder to purchase one one-hundredth of a share of the Series A Junior

Participating Preferred Stock at an exercise price of $50.25, subject to adjustment. We have reserved 2,000,000 shares of the Series A Junior Participating Preferred Stock for issuance upon exercise of the rights. The rights may be redeemed by us, subject to the approval of the board of directors, for $0.01 per right in accordance with the Rights Plan.

        The rights will expire ten years after the date of issuance, or January 8, 2008, unless earlier redeemed, and will become exercisable and transferable separately from the common stock following the tenth day after a person or group (1) acquires beneficial ownership of 15% or more of our common stock or (2) announces a tender or exchange offer the consummation of which would result in any person or group becoming the beneficial owner of 15% or more of our common stock. If any group or person acquires 15% or more of our common stock, the holders of the unredeemed rights (except for the acquiring group or person) may purchase for the exercise price, the number of common shares having a market value equal to two times the exercise price. In the event that (1) we merge into another entity, (2) an acquiring entity merges with or into us and our common stock is changed into or exchanged for stock or other assets, (3) we effect a statutory share exchange of the outstanding shares of our common stock for securities in another entity or (4) we sell or otherwise transfer 50% or more of our consolidated assets or earning power, then each right will entitle the holder to purchase, at the then-current exercise price, a number of shares of common stock of the entity engaging in the transaction having a market value equal to two times the exercise price.

        The Series A Junior Participating Preferred Stock purchasable upon exercise of the rights will be nonredeemable and junior to any other series of our preferred stock. Each share of the Series A Junior Participating Preferred Stock will be entitled to a minimum preferential quarterly dividend of $1.00 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per share of our common stock. In the event of our liquidation, the holders of shares of the Series A Junior Participating Preferred Stock will be entitled to a minimum preferential payment of $100.00 per share but will be entitled to an aggregate payment equal to 100 times the payment made per share of common stock. Each share of the Series A Junior Participating Preferred Stock will have 100 votes, voting together with shares of common stock. In the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each share of Series A Junior Participating Preferred Stock will be entitled to receive 100 times the amount received per share of common stock.

        On June 13, 2002, we adopted an amendment to the Rights Plan exempting the acquisition of the notes directly from the initial purchasers in the private placement of our notes and the subsequent conversion of the notes from the provisions of the Rights Plan. As with most shareholder rights agreements, the terms of our Rights Plan are complex and not easily summarized, particularly as they relate to the acquisition of our common stock and the exercisability of the rights. This summary may not contain all of the information that is important to you. Accordingly, if you want more complete information, you should read the Rights Plan in its entirety.

Transfer Agent And Registrar

        The transfer agent and registrar for the common stock is Computershare Trust Company, located in Golden, Colorado.

New York Stock Exchange Listing

        Our common stock is listed on the New York Stock Exchange under the symbol "LRW."

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following is a summary of the material US federal income tax consequences relating to the purchase, ownership, and disposition of the notes and of common stock into which notes may be converted, but does not purport to be a complete analysis of all the potential tax consequences that may be material to an investor based on such investor's particular tax situation (such as the alternative minimum tax provisions of the Code). This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury Regulations promulgated or proposed thereunder ("Treasury Regulations"), judicial authority and current administrative rulings and practice as of the date of this prospectus. All of those authorities are subject to change, possibly on a retroactive basis, or differing interpretation, so as to result in US federal income tax consequences different from those discussed below. This summary deals only with beneficial owners of notes that will hold such notes and common stock into which notes may be converted as "capital assets," within the meaning of Section 1221 of the Code, and does not address tax consequences applicable to US Holders that may be subject to special tax rules, such as financial institutions, tax-exempt organizations, expatriates, pension funds, insurance companies, dealers in securities or foreign currencies, persons that will hold notes as a position in a hedging transaction, "straddle," "conversion transaction" or other risk reduction transaction for tax purposes, persons who hold notes through a partnership or other pass through entity, or persons that have a "functional currency" other than the US dollar (except as disclosed below under "Non-US Holders"). We have not sought any ruling from the Internal Revenue Service (the "IRS") with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. Moreover, this discussion does not address the effect of any applicable state, local or foreign tax laws, and except where noted, the U.S. federal estate, gift or alternative minimum tax consequences, if any, to the holder of the notes and common stock into which notes may be converted. INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE US FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

        As used herein, the term "US Holder" means a beneficial owner of a note or common stock that is for US federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation, limited liability company or partnership created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate, the income of which is subject to US federal income taxation regardless of its source, or (iv) (a) a trust, the administration of which is subject to the primary supervision of a court within the United States and which has one or more US persons, as defined in Section 7701(a)(3) of the Code, with authority to control all substantial decisions, or (b) a trust in existence on August 20, 1996 that has elected to continue to be treated as a US trust. As used herein, the term "Non-US Holder" means a beneficial owner of a note or common stock that is not a US Holder. It should be noted that certain "single member entities" are disregarded for US federal income tax purposes. Thus, for US federal income tax purposes, the income, gain, loss and deductions of such an entity are attributed to the owner of such single member entity. The discussion below for US Holders may not apply to certain single member non-corporate entities that are treated as owned by a Non-US Holder. Investors which are single member noncorporate entities should consult with their own tax advisors to determine the US federal, state, local and other tax consequences that may be relevant to them.

Treatment of Convertible Notes as Debt or Equity

        We intend to treat the notes as debt for federal income tax purposes. This characterization is binding on the holders of the notes unless the holder discloses on his, her or its federal income tax return that he, she or it is taking a contrary position. The following assumes that the notes will be treated as debt for federal income tax purposes.

US Holders

        The following is a summary of the principal US federal income tax consequences resulting from the ownership and disposition of the notes and common stock by US Holders.

Payment of Interest

        Stated interest on a note generally will be includable in the income of a US Holder as ordinary income at the time such interest is received or accrued, in accordance with such US Holder's method of accounting for US federal income tax purposes.

Sale, Exchange or Redemption of the Notes

        Except as discussed in "US Holders—Market Discount" below, upon the sale, exchange or redemption of a note, a US Holder generally will realize and recognize capital gain or loss equal to the difference, if any, between the amount realized on the sale, exchange or redemption and the US Holder's adjusted tax basis in such note. For these purposes, the amount realized on the sale, exchange or redemption of the notes is equal to the amount of cash plus the fair market value of any other property received, but does not include any amount attributable to accrued but unpaid interest, which will be taxable as such unless previously taken into account. A US Holder's adjusted tax basis in a note generally will be the US dollar value of the purchase price of such note on the date of purchase. Gain or loss so recognized will generally be capital gain or loss and will be long-term capital gain or loss if, at the time of the sale, exchange or redemption, the note was held for more than one year. The deductibility of net capital losses is subject to limitations.

Constructive Dividends on Notes

        The conversion price of the notes is subject to adjustment under certain circumstances. Under Section 305 of the Code, adjustments to the conversion ratio that increase a holder's proportionate share of our assets or our earnings may in certain circumstances result in a constructive dividend to such holder, resulting in ordinary income to the holder to the extent of our current and accumulated earnings and profits, as determined under US federal income tax principles. Similarly, a failure to adjust the conversion price of the notes to reflect a stock dividend or similar event could in some circumstances give rise to constructive dividend income to US Holders of common stock.

Conversion of the Notes

        A US Holder generally will not recognize any income, gain or loss upon conversion of a note into common stock, except with respect to cash received in lieu of a fractional share of common stock. A US Holder's tax basis in the common stock received on conversion of a note will be the same as such US Holder's adjusted tax basis in the note at the time of conversion reduced by any basis allocable to a fractional share. The holding period for the common stock received on conversion will generally include the holding period of the note converted.

        Cash received in lieu of a fractional share of common stock upon conversion will be treated as a payment in exchange for the fractional share of common stock. Accordingly, the receipt of cash in lieu of a fractional share of common stock generally will result in capital gain or loss (measured by the difference between the cash received for the fractional share and the US Holder's adjusted tax basis in the fractional share). The fair market value of the shares of common stock received which is attributable to accrued interest will be taxable as ordinary interest income.

Dividends on Common Stock

        Generally, a distribution by us with respect to our common stock will be treated as a dividend, subject to tax as ordinary income, to the extent of our current or accumulated earnings and profits as of the year of such distribution, then as a tax-free return of capital to the extent of a US Holder's tax basis in the common stock that such US Holder holds and thereafter as gain from the sale of exchange of such stock.

        In general, a dividend distribution to a corporate US Holder may qualify for the 70% dividends received deduction if the US Holder owns less than 20% of the voting power and value of our stock (other than any non-voting, non-convertible, non-participating preferred stock). A corporate US Holder that owns 20% or more of the voting power and value of our stock (other than any non-voting, non-convertible, non-participating preferred stock) may qualify for an 80% dividends received deduction subject to important exceptions.

Sale of Common Stock

        Upon the sale or exchange of common stock, a US Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) such US Holder's adjusted tax basis in the common stock. Such capital gain or loss will be long-term if the US Holder's holding period is more than one year and will be short-term if the holding period is equal to or less than one year.

Market Discount

        The resale of the notes may be affected by the market discount provisions of the Code. For this purpose, the market discount on a note generally will equal the amount, if any, by which the stated redemption price at maturity of the note exceeds the US Holder's adjusted tax basis in the note immediately after its acquisition (other than an acquisition at original issue). Subject to a limited exception, these provisions generally require a US Holder who acquires a note at a market discount to treat as ordinary income any gain recognized on the disposition of that note to the extent of the accrued market discount on that note at the time of maturity or disposition, unless the US Holder elects to include accrued market discount in income over the life of the note. The stated redemption price at maturity of a note is the principal amount of such note.

        This election to include market discount in income over the life of the note, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. In general, market discount will be treated as accruing on a straight-line basis over the remaining term of the note at the time of acquisition, or, at the election of the US Holder, under a constant yield method. If a constant yield election is made, it will apply only to the note with respect to which it is made, and may not be revoked. A US Holder who acquires a note at a market discount and who does not elect to include accrued market discount in income over the life of the note may be required to defer the deduction of all or a portion of the interest on any indebtedness incurred or maintained to purchase or carry the note until maturity or until the note is disposed of in a taxable transaction. If a US Holder acquires a note with market discount and receives common stock upon conversion of the note, the amount of accrued market discount not previously included in income with respect to the converted note through the date of conversion will be treated as ordinary income when the holder disposes of the common stock.

Amortizable Premium

        A US Holder who purchases a note at a premium over its stated principal amount, plus accrued interest, generally may elect to amortize that premium from the purchase date to the note's maturity date under a constant-yield method that reflects compounding based on the note's payment period. Amortizable premium, however, will not include any premium attributable to a note's conversion feature. The premium attributable to the conversion feature is the excess, if any, of the note's purchase price over what the note's fair market value would be if there were no conversion feature.

        Amortized premium is treated as an offset to interest income on the acquired note and not as a separate deduction. The election to amortize premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing US Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

Non-US Holders

        The following discussion is a summary of the principal US federal income and estate tax consequences resulting from the ownership of the notes or common stock by Non-US Holders.

        Special rules may apply to certain Non-US Holders such as "controlled foreign corporations," "passive foreign investment companies," "foreign personal holding companies," corporations that accumulate earnings to avoid federal income tax, or in certain circumstances, United States expatriates. Such Non-US Holders should consult their own tax advisors to determine the US federal, state, local and other tax consequences that may be relevant to them.

Payment of Interest

        Subject to the discussion below of backup withholding, interest paid on the notes to a Non-US Holder generally will not be subject to US federal income tax if:

(1)
such interest is not effectively connected with the conduct of a trade or business within the United States by such Non-US Holder and applicable certification requirements are met;

(2)
the Non-US Holder does not actually or constructively own 10% or more of the total voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code;

(3)
the Non-US Holder is not a controlled foreign corporation that is related to us through stock ownership (for this purpose, the holder of notes would be deemed to own constructively the common stock into which it could be converted);

(4)
the Non-US Holder, under penalty of perjury, certifies that he, she or it is not a US person (as defined in Section 7701(a)(3) of the Code) and provides his, her or its name and address; and

(5)
the Non-US Holder is not a bank receiving interest on the notes pursuant to a loan agreement entered into in the ordinary course of its trade or business.

        If certain requirements are satisfied, the certification described in item 4 above may be provided by a securities clearing organization, a bank, or other financial institution that holds customers' securities in the ordinary course of its trade or business. In addition, the certification described in clause 4 above may also be provided by a qualified intermediary on behalf of one or more beneficial owners (or other intermediaries), provided that such intermediary has entered into a withholding agreement with the IRS and certain other conditions are met.

        With respect to foreign partnership and certain foreign trusts, Treasury Regulations require such entities to provide additional documentation which (i) certifies that the individual partners, beneficiaries, or owners of the partnership or trust are not US Holders, and (ii) provides the names and addresses of the individual partners, beneficiaries or owners.

        A holder that is not exempt from tax under these rules will be subject to US federal income tax withholding at a rate of 30% on payments of interest, unless the interest is effectively connected with the conduct of a US trade or business of the holder or a lower treaty rate applies and, in either case, the Non-US Holder provides us with proper certification as to the holder's exemption from withholding. If the interest is effectively connected to the conduct of a US trade or business of the Non-US Holder, it will be subject to the US federal income tax on net income that applies to US persons generally. In addition, with respect to corporate holders and under certain circumstances, a Non-US Holder may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of earnings and profits for the taxable year, subject to adjustments, that are effectively connected with the US trade or business. For this purpose, interest will be included in the earnings and profits of such foreign corporation. Non-US Holders should consult applicable income tax treaties, which may provide different rules.

Sale, Exchange or Redemption

        Subject to the discussion below on backup withholding, a Non-US Holder generally will not be subject to US federal income tax or withholding on the gain realized on the sale, exchange or redemption of a note, or the sale or exchange of common stock, unless:

(1)
the gain is effectively connected with the conduct of a trade or business within the United States by such Non-US Holder;

(2)
in the case of an individual Non-US Holder, such holder is present in the United States for 183 days or more in the year of such sale, exchange or redemption and certain other requirements are met; or

(3)
the Non-US Holder is subject to tax pursuant to the provisions of US tax law applicable to certain US expatriates.

Conversion of the Notes

        A Non-US Holder generally will not be subject to US federal income tax on the conversion of a note into shares of common stock. To the extent a Non-US Holder receives cash in lieu of a fractional share on conversion, such cash may give rise to gain that would be subject to the rules described below with respect to the sale or exchange of a note or common stock.

Dividends

        Subject to the discussion below on backup withholding, dividends, if any, paid on the common stock to a Non-US Holder that are not treated as effectively connected to a trade or business carried on by the Non-US Holder in the United States generally will be subject to a 30% US federal withholding tax, subject to reduction for Non-US Holders eligible for the benefits of certain income tax treaties. Dividends for this purpose may include stock distributions treated as deemed dividends as discussed in "US Holders—Constructive Dividends on Notes" above. A Non-US Holder who wishes to claim the benefits of an applicable tax treaty will be required to satisfy certain certification and other requirements.

        Except to the extent otherwise provided under an applicable tax treaty, a Non-US Holder generally will be taxed in the same manner as a US Holder on dividends paid (or deemed paid) that are effectively connected with the conduct of a trade or business in the United States by the Non-US Holder (and if required by an applicable tax treaty, is attributable to a permanent establishment maintained in the United States). Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. In addition, if such Non-US Holder is a foreign corporation, it may also be subject to a US branch profits tax on such effectively connected income at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

US Federal Estate Tax

        A note held by an individual who at the time of death is not a citizen or resident of the United States (as specially defined for US federal estate tax purposes) will not be subject to US federal estate tax if the individual did not actually or constructively own 10% or more of the total combined voting power of all classes of our stock and, at the time of the individual's death, payments with respect to such note would not have been effectively connected with the conduct by such individual of a trade or business in the United States. However, common stock held by an individual who at the time of death is not a citizen or resident of the United States (as specially defined for US federal estate tax purposes)

will be included in such individual's estate for US federal estate tax purposes, and the rate of tax that applies thereto may be reduced or eliminated if an applicable estate tax treaty otherwise applies.

Backup Withholding and Information Reporting

US Holders

        A US Holder of notes or common stock may be subject to "backup withholding" with respect to certain "reportable payments," including interest payments, dividend payments and, under certain circumstances, principal payments on the notes and certain other consideration received upon the call, exchange, redemption or conversion of a note. These backup withholding rules apply if the US Holder, among other things, (i) fails to furnish a social security number or other taxpayer identification number ("TIN") certified under penalties of perjury within a reasonable time after the request therefor, (ii) furnishes an incorrect TIN, (iii) fails to report properly interest or dividends or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that such US Holder is not subject to backup withholding. A US Holder who does not provide us with its correct TIN may also be subject to penalties imposed by the IRS. Any amount withheld from a payment to a holder under the backup withholding rules is creditable against the holder's federal income tax liability. Backup withholding will not apply, however, with respect to payments made to certain US Holders, including corporations and tax-exempt organizations, provided their exemption from backup withholding is properly established. We will report to US Holders of notes and common stock and to the IRS the amount of any "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to such payments.

Non-US Holders

        We must report annually to the IRS and to each Non-US Holder the amount of any dividends paid on our common stock or interest paid on the notes to, and tax withheld with respect to, such holder, regardless of whether any tax was actually withheld on such payments. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-US Holder resides or is incorporated.

        Under current Treasury Regulations, backup withholding and information reporting will not apply to payments of interest or principal of the notes by us or our agent to a Non-US Holder if the Non-US Holder certifies as to its Non-US Holder status under penalties of perjury or otherwise establishes an exemption (provided that neither we nor our agent has actual knowledge that the holder is a US person or that the conditions of any other exemptions are not in fact satisfied). The payment of the proceeds on the disposition of notes or share of common stock to or through the US office of a US or foreign broker will be subject to information reporting and backup withholding unless the owner provides the certification described above or otherwise establishes an exemption. The proceeds of the disposition by a Non-US Holder of notes or shares of common stock effected outside the United States to or through a foreign office of a broker generally will not be subject to backup withholding or information reporting. However, if such broker is, for US federal income tax purposes, a US person, a controlled foreign corporation, a foreign person that derives 50% or more of its gross income from all sources for certain periods from activities that are effectively connected with a US trade or business, a foreign partnership in which one or more US persons, in the aggregate, own more than 50% of the income or capital interests in the partnership or a foreign partnership that is engaged in a trade or business in the United States, information reporting requirements, but not backup withholding, will apply unless such broker has documentary evidence in its files of the holder's Non-US status and has no actual knowledge (or reason to know) to the contrary or unless the holder otherwise establishes an exemption.

SELLING SECURITYHOLDERS

        We originally issued the notes in a private placement that initially closed on June 19, 2002. The initial purchasers of the notes have advised us that the notes were resold in transactions exempt from the registration requirements of the Securities Act to "qualified institutional buyers," as defined in Rule 144A of the Securities Act. Selling securityholders may offer and sell the notes and/or shares of common stock issuable upon conversion of the notes pursuant to this prospectus.

        The following table sets forth information as of                        , 2002 about the principal amount of notes and the underlying common stock beneficially owned by each selling securityholder that may be offered using this prospectus.

Name and Address of Selling Securityholder	Principal Amount of Notes Beneficially Owned That May be Sold	Percentage of Notes Outstanding	Number of Shares of Common Stock That May be Sold(1)	Percentage of Common Stock Outstanding(2)
Unnamed holders of notes or any future transferees, pledges, donees or successors of or from any such unnamed holder(3)	$70,000,000	100%	9,641,870

Total	$70,000,000	100%	9,641,870

*
Less than 1%.

(1)
Assumes conversion of all of the holder's notes at a conversion rate of 137.741 shares of common stock per $1,000 principal amount of the notes. However, this conversion rate will be subject to adjustment as described under "Description of Notes—Conversion Rights." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)
Calculated based on                        shares of common stock outstanding as of                , 2002. In calculating this amount, we treated as outstanding that number of shares of common stock issuable upon conversion of all of a particular holder's notes. However, we did not assume the conversion of any other holder's notes.

(3)
Information about other selling securityholders will be set forth in prospectus supplements or amendments to this prospectus, if required.

        We prepared this table based on the information supplied to us by the selling securityholders named in the table. Unless otherwise disclosed in the footnotes to the table, no selling securityholder has indicated that it has held any position or office or had any other material relationship with us or our affiliates during the past three years. The selling securityholders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some of all of their notes since the date as of which the information is presented in the above table. Information about the selling securityholders may change over time. Any changed information supplied to us will be set forth in prospectus supplements or amendments to this prospectus.

        Because the selling securityholders may offer all of some of their notes or the underlying common stock from time to time, we cannot estimate the amount of the notes or the underlying common stock that will be held by the selling securityholders upon the termination of any particular offering. See "Plan of Distribution."

PLAN OF DISTRIBUTION

        We will not receive any of the proceeds of the sale of the notes and the underlying common stock offered by this prospectus. The notes and the underlying common stock may be sold from time to time to purchasers:

  •
  directly by the selling securityholders; or

  •
  through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions; or

  •
  commissions from the selling securityholders or the purchasers of the notes and underlying common stock.

        The selling securityholders and any such broker-dealers or agents who participate in the distribution of the notes and the underlying common stock may be deemed to be "underwriters." As a result, any profits on the sale of the underlying common stock by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. If the selling securityholders were deemed to be underwriters, the selling securityholders may be subject to statutory liabilities including, but not limited to, those of Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

        If the notes and the underlying common stock are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent's commissions.

        The notes and the underlying common stock may be sold in one or more transactions at:

  •
  fixed prices;

  •
  prevailing market prices at the time of sale;

  •
  varying prices determined at the time of sale; or

  •
  negotiated prices.

        These sales may be effected in transactions:

  •
  on any national securities exchange or quotation service on which the notes and underlying common stock may be listed or quoted at the time of the sale, including the New York Stock Exchange in the case of the common stock;

  •
  in the over-the-counter market;

  •
  in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

  •
  through the writing of options.

        These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the transaction.

        In connection with the sales of the notes and the underlying common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the notes and the underlying common stock in the course of hedging their positions. The selling securityholders may also sell the notes and the underlying common stock short and deliver notes and the underlying common stock to close out short positions, or loan or pledge notes and the underlying common stock to broker-dealers that, in turn, may sell the notes and the underlying common stock.

        To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes and the underlying common stock by the selling securityholders. Selling securityholders may decide not to sell all or a portion of the notes and the underlying common stock offered by them pursuant to this prospectus or may decide not to sell notes or the underlying common stock under this prospectus. In addition, any selling securityholder may transfer, devise or give the notes and the underlying common stock by other means not described in this prospectus. Any notes or underlying common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act, or Regulation S under the Securities Act, may be sold under Rule 144 or Rule 144A or Regulation S rather than pursuant to this prospectus.

        Our common stock is listed on the New York Stock Exchange under the trading symbol "LRW." We do not intend to apply for listing of the notes on any securities exchange or for quotation through any automated quotation system. The notes originally issued in the private placement are eligible for trading on the PORTAL Market. However, notes sold pursuant to this prospectus will no longer be eligible for trading on the PORTAL Market. Accordingly, no assurance can be given as to the development of liquidity or any trading market for the notes.

        The selling securityholders and any other persons participating in the distribution of the notes or underlying common stock will be subject to the Securities Exchange Act. The Securities Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and the underlying common stock by the selling securityholders and any such other person. In addition, Regulation M of the Securities Exchange Act may restrict the ability of any person engaged in the distribution of the notes and the underlying common stock to engage in market-making activities with respect to the particular notes and underlying common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the notes and the underlying common stock and the ability to engage in market-making activities with respect to the notes and the underlying common stock.

        Under the registration rights agreement that has been filed as an exhibit to this registration statement, we agreed to use our reasonable best efforts to keep the registration statement of which this prospectus is a part effective until the earliest of:

  •
  two years after the original issuance of the notes;

  •
  the date when the holders of the notes and the common stock issuable upon conversion of the notes are able to sell all such securities immediately without restriction pursuant to the volume limitation provisions of Rule 144 under the Securities Act; and

  •
  the date when all of the notes and the common stock into which the notes are convertible are registered under the shelf registration statement and disposed of in accordance with the shelf registration statement.

        We are permitted to prohibit offers and sales of securities pursuant to this prospectus under certain circumstances and subject to certain conditions for a period not to exceed 45 days in the aggregate in any three-month period or 90 days in the aggregate in any 360-day month period. During the time periods when the use of this prospectus is suspended, each selling securityholder has agreed not to sell notes or shares of common stock issuable upon conversion of the notes. We also agreed to pay liquidated damages to certain holders of the notes and shares of common stock issuable upon conversion of the notes if the prospectus is unavailable for periods in excess of those permitted.

        Under the registration rights agreement, we and the selling securityholders will each indemnify the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with these liabilities.

        We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the notes and the underlying common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

LEGAL MATTERS

        Preston Gates & Ellis LLP, Seattle, Washington, has issued an opinion about the validity of the notes covered by this prospectus and the shares of common stock issuable upon conversion of the notes.

CHANGE IN ACCOUNTANTS

        On May 3, 2002, we dismissed Arthur Andersen LLP ("Andersen") as our independent auditors and appointed PricewaterhouseCoopers LLP to serve as our new independent auditors. This decision was approved by our board of directors. The report of Andersen on the consolidated financial statements of Labor Ready, Inc. incorporated by reference in this prospectus contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principle.

        The report of Andersen incorporated by reference in this prospectus was previously issued by Andersen on February 4, 2002. We have not been able to obtain, after reasonable efforts, a re-issued report from Andersen. Andersen has not consented to the inclusion of its report in this prospectus, and we have dispensed with the requirement to file their consent in reliance upon Rule 437a of the Securities Act. Because Andersen has not consented to the inclusion of its report in this prospectus, you will not be able to recover against Andersen under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Andersen or any omissions to state a material fact required to be stated therein. We refer you to "Risk Factors—Risks Related to Our Business—Our dismissal of Arthur Andersen LLP together with Andersen's uncertain future could impair our ability to make timely SEC filings" for a discussion of the risks associated with our inability to obtain Andersen's written consent.

        In connection with Andersen's audits of our consolidated financial statements as of December 31, 2001 and 2000 and for the years ended December 31, 2001, 2000 and 1999 contained in our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2001 incorporated by reference in this prospectus, there were no disagreements with Andersen and us on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Andersen would have caused them to make reference thereto in their reports on the financial statements for such years.

INDEPENDENT PUBLIC ACCOUNTANTS

        The audited consolidated financial statements as of and for each of the three years in the period ended December 31, 2001 incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report appearing therein.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549, and obtain copies of our filings at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. We "incorporate by reference" into this prospectus certain information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Any information that we file subsequently with the SEC prior to the completion of the distribution of the notes will automatically update this prospectus and any information included directly in this prospectus updates and supersedes any information previously filed with the SEC.

INCORPORATION BY REFERENCE

        The information incorporated by reference, as updated, is an important part of this prospectus. We incorporate by reference the following documents:

  •
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

  •
  Our Quarterly Report on Form 10-Q for the quarter ended March 29, 2002 and our Quarterly Report on Form 10-Q for the quarter ended June 28, 2002 (provided that the information in Exhibits 99.1 and 99.2 to our Quarterly Report on Form 10-Q for the quarter ended June 28, 2002 is not incorporated in, and not deemed part of, this prospectus);

  •
  Proxy Statement on Schedule 14A for our annual meeting of shareholders held on June 19, 2002 (biographical information relating to our directors and the sections entitled "Executive Compensation—Summary Compensation Table," "—Employment Agreements" and "Certain Relationships and Related Transactions" only);

  •
  Our Current Report on Form 8-K filed with the SEC on May 7, 2002; and

  •
  all documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus and prior to the completion of this offering.

        You may request a copy of these filings (other than exhibits, unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at our address and telephone number set forth elsewhere in this prospectus.

        Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, in this prospectus shall be deemed to be modified and superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document which also is incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus do not purport to be complete, and where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects by reference to all of the provisions of such contract or other document.

EXHIBIT 1

FORM OF NOTICE TO TRANSFER PURSUANT TO REGISTRATION STATEMENT

Labor Ready, Inc.
1015 A Street
Tacoma, Washington 98402

Attention:

Re:
Labor Ready, Inc. (the "Company")
6.25% Convertible Subordinated Notes due 2007 (the "Notes")

        Dear Sirs:

        Please be advised that                        has transferred $            aggregate principal amount of the above-referenced Notes or                        shares of the Company's Common Stock, issued on conversion of the Notes, pursuant to the Registration Statement on Form S-3 (File No.            ) filed by the Company.

        We hereby certify that the prospectus delivery requirements, if any, of the Securities Act, as amended, have been satisfied with respect to the transfer described above and that the above-named beneficial owner of the Notes or Common Stock is named as a selling securityholder in the Prospectus dated            , 2002 or in amendments or supplements thereto, and that the aggregate principal amount of the Notes or number of shares of Common Stock transferred are [all] [a portion] of the Notes or Common Stock listed in such Prospectus as amended or supplemented opposite such owner's name.

                      Very truly yours,

                      (Name)
                      By:

                              (Authorized Signature)

        Dated:

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by the Registrant (except expenses incurred by the Selling Securityholders for brokerage fees, selling commissions and expenses incurred by the Selling Securityholders for legal services). All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$6,440
Legal fees and expenses	$50,000
Trustee fees and expenses	$7,500
Accounting fees and expenses	$15,000
Printing expenses	$10,000
Miscellaneous fees and expenses	$11,060

Total Expenses	$100,000

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director. The Company's Articles of Incorporation and Bylaws require indemnification of the Company's officers, directors, employees and agents (each, an "Indemnitee") to the fullest extent permitted by Washington law. Any amendment or repeal to our Articles of Incorporation or Bylaws may not adversely affect any right or protection of an Indemnitee with respect to any acts or omissions of such Indemnitee occurring prior to such amendment or repeal. The Company also maintains directors' and officers' liability insurance, under which our directors and officers may be indemnified against liability they incur for serving in their capabilities as directors and officers.

        Additionally, the Company has entered into employment agreements (collectively, the "Employment Agreements") with Joseph P. Sambataro, Jr., Steven C. Cooper, Timothy J. Adams and Matthew J. Rodgers (collectively, the "Executives"), under the terms of which, the Company has generally agreed to procure and maintain policies of liability insurance for the protection and benefit of directors and officers of the Company. The Employment Agreements also require the Company to indemnify and hold harmless each Executive for any and all loss, cost, damage and expense, including attorneys' fees and court costs incurred or sustained by Executive, arising out of the proper discharge of the Executive's duties under the Employment Agreement in good faith.

        Furthermore, Section 23B.08.320 of the Washington Business Corporation Act authorizes a corporation to limit a director's liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving (i) acts or omissions of a director finally adjudged to be intentional misconduct or a knowing violation of law, (ii) conduct finally adjudicated to be in violation of Section 23B.08.310 of the Washington Business Corporation Act (which section relates to unlawful distributions) or (iii) any transaction with respect to which it is finally adjudged that a director personally received a benefit in money, property or services to which the director was not legally entitled. The Company's Bylaws contain such a provision limiting a director's liability to the Company and its shareholders.

        The descriptions in this item are intended as a summary only and are qualified in its entirety by reference to the Articles of Incorporation, the Bylaws, the Employment Agreements and the Washington Business Corporation Act.

ITEM 16. EXHIBITS

Exhibit Number		Description
3.1	*	Amended and Restated Articles of Incorporation
3.2	*	Bylaws
4.1
Indenture, between the Company and The Bank of New York, as Trustee, dated June 19, 2002 (incorporated by reference to Exhibit 4.1 of the Company's Quarterly Report on Form 10-Q for the quarter ended June 28, 2002)
4.2	*	Form of Global Security representing 6 1/4% Convertible Subordinated Note due 2007
4.3
Resale Registration Rights Agreement between the Company and the Initial Purchasers of the Notes, dated June 13, 2002 (incorporated by reference to Exhibit 4.3 of the Company's Quarterly Report on Form 10-Q for the quarter ended June 28, 2002)
5.1	*	Opinion of Preston Gates & Ellis LLP
12.1	*	Statement Regarding Computation of Ratios of Earnings to Fixed Charges
23.1	*	Consent of Preston Gates & Ellis LLP (included in Exhibit 5.1)
24.1	*	Power of Attorney (included on the signature page to this registration statement)
25.1	*	Statement of Eligibility of Trustee on Form T-1

*
Filed herewith.

Item 17. Undertakings

        A.    The undersigned registrant hereby undertakes:

          (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)    To include any prospectus required by section 10(a)(3) of the Act;

            (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more that 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2)  That, for the purpose of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1), or (4), or 497(h) under the Act shall be deemed to be a part of this Registration Statement as of the time it was declared effective.

          (3)  That, for the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (4)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        B.    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        C.    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        D.    The undersigned registrant hereby undertakes that:

          (1)  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on behalf by the undersigned, thereunto duly authorized, in the City of Tacoma, State of Washington, on this 4th day of September, 2002.

LABOR READY, INC.
By:	/s/ JOSEPH P. SAMBATARO, JR. Joseph P. Sambataro, Jr. Chief Executive Officer, President and Director

        KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors and officers of Labor Ready, Inc., a Washington corporation, which is filing a Registration Statement on Form S-3 with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended (the "Securities Act"), hereby constitutes and appoints Joseph P. Sambataro, Jr., Steven C. Cooper and Timothy J. Adams, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, and in any and all capacities, to sign and file any and all amendments (including post-effective amendments) to this registration statement, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, it being understood that said attorneys-in-fact and agents, and each of them, shall have full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person and that each of the undersigned hereby ratifies and confirms all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on this 4th day of September, 2002:

SIGNATURE	TITLE

/s/ JOSEPH P. SAMBATARO, JR. Joseph P. Sambataro, Jr.	Chief Executive Officer, President and Director
/s/ STEVEN C. COOPER Steven C. Cooper	Chief Financial Officer and Executive Vice President
/s/ MARK R. BEATTY Mark R. Beatty	Director
/s/ THOMAS E. MCCHESNEY Thomas E. McChesney	Director
/s/ GATES MCKIBBIN Gates McKibbin	Director
/s/ CARL W. SCHAFER Carl W. Schafer	Director
/s/ WILLIAM W. STEELE William W. Steele	Director
/s/ ROBERT J. SULLIVAN Robert J. Sullivan	Director

INDEX TO EXHIBITS

Exhibit Number		Description
3.1	*	Amended and Restated Articles of Incorporation
3.2	*	Bylaws
4.1
Indenture, between the Company and The Bank of New York, as Trustee, dated June 19, 2002 (incorporated by reference to Exhibit 4.1 of the Company's Quarterly Report on Form 10-Q for the quarter ended June 28, 2002)
4.2	*	Form of Global Security representing 6 1/4% Convertible Subordinated Note due 2007
4.3
Resale Registration Rights Agreement between the Company and the Initial Purchasers of the Notes, dated June 13, 2002 (incorporated by reference to Exhibit 4.3 of the Company's Quarterly Report on Form 10-Q for the quarter ended June 28, 2002)
5.1	*	Opinion of Preston Gates & Ellis LLP
12.1		Statement Regarding Computation of Ratios of Earnings to Fixed Charges
23.1	*	Consent of Preston Gates & Ellis LLP (included in Exhibit 5.1)
24.1	*	Power of Attorney (included on the signature page to this registration statement)
25.1	*	Statement of Eligibility of Trustee on Form T-1

*
Filed herewith.

QuickLinks

IMPORTANT NOTICE TO READERS
A WARNING ABOUT FORWARD-LOOKING STATEMENTS
PROSPECTUS SUMMARY
Company Strategy
RISK FACTORS
RATIO OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
BUSINESS
DESCRIPTION OF NOTES
DESCRIPTION OF CAPITAL STOCK
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
SELLING SECURITYHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
CHANGE IN ACCOUNTANTS
INDEPENDENT PUBLIC ACCOUNTANTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION BY REFERENCE
FORM OF NOTICE TO TRANSFER PURSUANT TO REGISTRATION STATEMENT
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
INDEX TO EXHIBITS